As filed with the Securities and Exchange Commission on July 12, 2016;

Registration No. ________

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

FRANCHISE HOLDINGS INTERNATIONAL, INC.
(Name of issuer in its charter)

Nevada	5013	65-0782227
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Franchise Holdings International, Inc.

3120 Rutherford Road

Suite 414

Vaughan, Ontario, Canada L4K 0B2

 (888) 554-8789

(Address and telephone number of principal executive offices)

American Corporate Enterprises, Inc.

123 West NYE Lane, Suite 129, Carson City, NV, (775) 884-9380

(Name, address and phone number of agent for service)

Copies of communications to:

Matthew C. McMurdo, Esq.,

28 West 44th Street, 16th Floor

New York, NY 10036

(917) 318-2865

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, $0.001 par value per share	8,929,381	(3)	$0.15	(2)	$1,339,407.15	$134.88

____________

(1)	Estimated pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of calculating the registration fee.

(2)

This offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the shares of common stock registered hereunder, based upon the price of $0.15, which was the average of the high and low prices for the Company's common stock on July 11, 2016, as reported on the OTC Market Group, Inc.'s OTC QB tier.

(3)

Represents the maximum allowable under Rule 415 of shares of common stock issued or issuable by the registrant pursuant to the Equity Agreement between the registrant and Kodiak Capital Group, LLC, a Nevada limited liability company, dated May 24, 2016 (the "Purchase Agreement").

In accordance with Rule 416(a) under the Securities Act, the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus (this "Prospectus") is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the "SEC") is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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SUBJECT TO COMPLETION, DATED JULY 12, 2016

PROSPECTUS

Shares of Common Stock

FRANCHISE HOLDINGS INTERNATIONAL, INC.

This Prospectus relates to the offer and sale of up to 8,929,381 shares of common stock, par value $0.001 (the "Common Stock"), of Franchise Holdings International, Inc., a Nevada corporation, by Kodiak Capital Group, LLC, a Nevada limited liability company ("Kodiak" or the "Selling Stockholder") identified on page 17 of this Prospectus. We are registering a total of 8,929,381 shares of Common Stock (the "Commitment Shares"), which are issuable pursuant to an equity financing facility (the "Equity Line") established by the terms of the Purchase Agreement described in this Prospectus. The resale of such shares by Kodiak pursuant to this Prospectus is referred to herein as the "Offering." We may draw on the Equity Line from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Purchase Agreement.

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholder. We will, however, receive proceeds from the sale of shares directly to Kodiak pursuant to the Equity Line. When we put an amount of shares to Kodiak, the per-share purchase price that Kodiak will pay to us in respect of the put will be equal to 70% of lowest closing bid price for the Company's Common Stock on the OTCQB on a trading day as reported by Bloomberg Finance L.P. for the five (5) trading days immediately following the applicable put notice.

The Selling Stockholder is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder may sell the shares of Common Stock described in this Prospectus in a number of different ways and at varying prices. See "Plan of Distribution" for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this Prospectus.

Our Common Stock is currently quoted on the OTC Market Group, Inc.'s OTC QB tier under the symbol "FNHI." On July 11, 2016, the last reported sale price of our Common Stock was $0.15.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 8 of this Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________, 2016.

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this Prospectus or of any sale of our securities.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock of Franchise Holdings International, Inc. (referred to herein as "we," "our," "us," "FNHI" or the "Company"). You should carefully read the entire Prospectus, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying financial statements and the related notes to the Financial Statements before making an investment decision.

The information presented is a brief overview of the key aspects of the offering. The prospectus summary contains a summary of information contained elsewhere in this prospectus. You should carefully read all information in the prospectus, including the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

Our Business

Our History

We were originally incorporated as FSGI Corporation under the laws of the State of Florida in 1997 as a holding company for the purpose of acquiring Financial Standards Group, Inc. (FSG). That year FSGI Corporation acquired FSG, a Florida company organized in October 1989, to assist credit unions in performing financial services. FSG offered financial services to credit unions as a wholly-owned subsidiary until its sale in January 2000.

On December 21, 1998, FSGI Corporation, at the time a publicly traded company trading on the OTCBB as FSGI, acquired all of the outstanding common stock of The Martial Arts Network On-Line, Inc., a wholly owned subsidiary of The Martial Arts Network, Inc. The Martial Arts Network On-Line, Inc., a company organized under the laws of the State of Florida, was developed in 1996 by its parent company The Martial Arts Network, Inc. as an electronic forum dedicated to promoting education and awareness of martial arts through its web site. Upon issuance of shares, and options to purchase shares of FSGI Corporation's common stock to The Martial Arts Network, Inc., that company became the controlling stockholder of FSGI Corporation.

FSGI then changed its name to TMANglobal.com, Inc. ("TMAN") as the result of a merger between FSGI Corporation and The Martial Arts Network On-Line, Inc. on December 21, 1998.

Franchise Holdings was incorporated in the State of Nevada on April 2, 2003. Franchise Holdings International, Inc. completed a merger with TMAN Global.com Inc. on April 30, 2003. This merger was in the nature of a change in domicile of the Florida corporation to the State of Nevada, as well as the acquisition of a new business. Since the inception of our current business operations, we have been in the business of acquiring franchise, license and distribution rights in new and emerging growth companies.

On December 16, 2014, Franchise Holdings International, Inc. (FNHI) entered into a three party Definitive Share Exchange Agreement (the "Exchange Agreement") to acquire all issued and outstanding shares of TruXmart Ltd. (The Company" or TruXmart"), an Ontario (Canada) corporation located at 414-3120 Rutherford Rd, Vaughan, Ontario, L4K 0B1, Canada, for 37,700,000 shares of FNHI (the "FNHI Shares"), when sufficient authorized shares were available, which represented 75.32% of the outstanding shares of FNHI (the "Share Exchange"), calculated post-issuance. The Exchange Agreement was with Steven Rossi ("Rossi"), the sole shareholder of TruXmart and with TruXmart. Prior to the Share Exchange, Rossi held all outstanding shares of TruXmart, consisting of 4,791 Class A common shares and TruXmart owned 2,300,000 common shares of FNHI, representing an 80.961285% ownership stake in FNHI. Pursuant to the Share Exchange, Rossi acquired from TruXmart, its 2,300,000 FNHI common shares and acquired an additional 37,700,000 shares of FNHI from FNHI, when sufficient authorized shares were issued, in exchange for all 4,791 outstanding common shares of TruXmart. TruXmart is now the wholly-owned subsidiary of FNHI, with FNHI holding all 4,791 outstanding shares of TruXmart common stock.

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Operations

General

TruXmart was founded in 2011 to take advantage of the limited innovation provided by existing tonneau cover manufacturers. Tonneau covers have remained much the same in price and design since 2005 with one main company controlling a majority of the tonneau cover market. This dynamic market segment is in need of a new innovative manufacturer of high quality, functional, and aggressively priced tonneau covers. TruXmart has developed multiple products for all of the most prominent pick up trucks available in North America. Details of each product can be found at www.truxmartcovers.com. TruXmart sells its products through wholesalers in Canada and the U.S. and through third-party online retailers.

Working capital will be generated from internal operations. We also reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our now former products and services. Therefore, there can be no assurance that any of its objectives will be achieved.

Nature of Products and Services

In 2015, Full-size pickup truck sales increased 6% to 2,187,173 units in the United States in calendar year 2015, an increase of more than 120,000 units compared with 2014, in the United States. Canadian pickup truck sales stumbled at the tail end of 2015 but increased at a 5% clip in calendar year 2015, growth that was twice as fast as the overall industry, with total sales of 349,575 pickup trucks. Canadian consumers and businesses registered 333,522 new pickup trucks over the course of 2014's twelve months, a 5.4% increase compared with the 2013 calendar year. US consumers and businesses registered 1,888,665 new pickup trucks over the course of 2014's twelve months, a 4.9% increase compared with 2013. (www.goodcarbadcar.net)

Background

For many years, consumers have had very limited options available to them from tonneau cover manufacturers. The leading manufacturers in the North American market have had very few new model developments. The tonneau cover market can be divided into four main styles of covers:

1.	Soft Folding & Roll-up covers (Vinyl covers)

2.	Hard Folding & Standing Covers (Aluminum and FRP)

3.	Solid one piece caps and lids (Plastic & Fiberglass)

4.	Retractable Covers (Plastic & Aluminum)

We believe the consumer favors models that are the least cumbersome, most functional, and lowest initial cost. Solid one piece covers and retractable covers are the least desirable because of their limited functionality and overall cost. Therefore, the most popular covers in today's market are soft and hard folding/rolling tonneau covers.

Market Analysis and Distribution

The Specialty Equipment (aftermarket) consists of three major types of customers which include; master warehouse distributor, dealer / wholesaler, and end retail consumer. Master warehouse distributors will stock and distribute product to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers are local stores which sell product to some businesses and retail consumers in their area and online. Dealers will purchase most of their product from their local distributor who will deliver to them regularly. Retail end consumers are simply the end user of your product. TruXmart currently sells its product line through distributors and dealer networks.

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The OEM market consists of vehicle manufactures with corporate offices and distribution points globally. Specifically, within North America the OEM market would consist of corporate offices and warehouses in Canada, USA, and Mexico. Target OEM's for TruXmart would be:

Toyota Motor Co.
Ford Motor Co.

Nissan Motor Co.
General Motors
FCA Automotive (RAM Trucks)

Presently (2016), each vehicle manufacture above purchases their OEM brand tonneau covers (tonneau cover installed at the factory) from an independent accessory manufacturer, such as TruXmart. No vehicle manufacturer designs and manufacturers their own tonneau covers.

TruXmart's target market includes master warehouse distributors and dealers.

In the Canadian market, TruXmart does the majority of its business with warehouse distributors, and select dealer customers. In the US market, TruXmart's customer base is mostly dealers and wholesalers.

TruXmart USA is a supplying member of one of the largest aftermarket buying groups in the USA. American Aftermarket Group (AAG), owned by Line-X coatings, consists of over 700 car and truck accessory stores. Being a supplying member of AAG gives TruXmart access to most of the large truck accessory dealers, wholesalers, and online stores in the USA. Our products are sold to AAG members by the sales staff at AAG and all customer service and maintenance is done through phone calls, emails, and infrequent visits.

TruXmart Canada sells to only select dealers in Ontario as well as the largest warehouse distributor in eastern Canada. Robert Thibert in Châteauguay, QC has over 600,000 square feet of warehouse space in three provinces in Canada. Robert Thibert is responsible for stocking and selling our product to their customer base in Canada. TruXmart dealer sales in Ontario are to only select dealers who assist with product feedback.

Regular contact is made with our customer base about new product, promotions, updates, and general sales by phone, email, and in person, when possible.

A partial list of our customers includes:

Enterprise Robert Thibert (Quebec, Canada)

Trailer Parts Etc. (Florida, USA)
Auto Zone (California)
Real Truck (North Dakota)

Competition

Companies that compete in this market are Truck Hero Group, Tonno Pro and Rugged Liner however not all companies charge competitive prices:

The Extang (TruckHero) Trifecta retails in the USA for $425. The Tonno Pro Tri Fold retails for $269. The Rugged Liner Tri Fold retails for $329. Whereas the TruXmart Tri Fold retails for CAD$259; US$239.

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The Extang Solid Fold retails in the USA for $799. The Rugged Liner Hard Fold retails for $689. The TruXmart Forte retails at CAD$699; US$689.

Low profile Roll-Up covers are manufactured by many different companies. The two most popular Roll-Up covers are the Truxedo (TruckHer) Low-ProQT, which retails for $499 and the Tonno Pro Low-Roll which retails for $269. The TruXmart Roll-Up retails for $CAD299; US$269.

Truck Hero Group is the holding company for Extang Corporation, TruXedo, Inc., BedRug, Inc, UnderCover Inc., Advantage Truck Accessories Inc, Retrax Inc, and BAK Industries, NFAB, RealTruck.Com, Auto Customs, and ARE Truck Caps. They account for the majority of the competing brands in North America.

The area of biggest growth in the tonneau cover market is in the area of aggressively priced hard folding tonneau covers. Currently, the market distribution is shared by three primary participants, with LKQ/Keystone considered the market leader.

Sales, Marketing and Distribution Strategy

TruXmart's sales strategy is constantly changing and dynamic. Sales are made through warehouse distributors, as they typically handle product sales and promotion through their in-house sales department. To fully saturate the market a business must entice the retail consumer to purchase its product by way of a strong internet presence which will consist of YouTube videos and commercials, an interactive website, search engine optimization, social media, etc. The next step is to have strong working relationships and reputations among dealers and wholesalers who purchase TruXmart's product, either directly or through distributors.

TruXmart hopes to become the leader in the tonneau cover market through innovation. Our main objective is to design and engineer our products to better suit todays new, dynamic, and innovative models of light trucks.

TruXmart hopes to become a significant player in our market segment by always maintaining a strong emphasis on customer service, innovation, quality, and a robust global branding.

TruXmart's target market is North, Central, and South America with future plans to expand globally to other market opportunities. TruXmart intends to earn revenues from both the automotive specialty equipment market as well as OEM production for vehicle manufactures, globally.

TruXmart also plans to gain market share and core value by internally engineering our products to best suit the evolving needs of the consumer as well as a strong intellectual property portfolio (1 Granted Patent, 3 provisional patents – as of 2015)

The Company's current product lines are as follows:

1.	TruXmart Tri Fold (introduced in 2011)

The TruXmart Tri Fold is our staple soft folding tonneau cover. The Tri Fold is made with features such as stainless steel hardware, double coated vinyl tarp, and all aluminum and plastic coated front clamps. The Tri Fold is made available to our customer base at an average cost savings of 5% over competing products.

2.	TruXmart Smart Fold (introduced in 2012)

The TruXmart Smart Fold is our second product to market and offers our patented rear Smart Latch system. The Smart Fold is the first innovation in the rear latching system offered on soft folding tonneau covers. The Smart Fold cover comes with all of the same features as the Tri Fold but with a new rear latch system that allows the cover to be opened by simply pulling a release cable which is a new innovation in the soft tri fold segment of our market.

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The Company introduced three new products at the Specialty Equipment Manufacturers Association (SEMA) show in Las Vegas in November 2014. These products were the following:

3.	TruXmart Forte (DISCONTINUED DECEMBER 1, 2015)

The TruXmart Forte was the world's first completely solid folding tonneau cover to be constructed using powder coated galvanized steel. The TruXmart Forte was also the first tonneau cover to come with a removable tool bag that acts as a cargo divider when installed. This tool bag could be removed from the tonneau cover, zippered together, and carried using a shoulder or hand strap.

4.	TruXmart Quad-Fold

The TruXmart Quad-Fold will be the first vinyl wrapped tonneau cover to fold in four sections. This cover will also allow its users full bed access by being foldable upwards towards the rear window of the truck. We chose to make the world's first quad folding cover so this cover is more compact when standing parallel to the back window of a truck, thus eliminating wind resistance and rear window obstruction.

5.	TruXmart Roll-Up

The TruXmart Roll-Up cover takes from a long history of roll up covers in our market place. Although roll-up style covers have been in the market since the early 90's, the TruXmart Roll-Up will offer a sleek, low-profile design, superior side seals, and rear smart latches that will allow its user to open this cover by simply pulling on the rear release loop.

6.	TruXmart Forte GENERATION 2

Taking valuable information learned from the launch of the first generation TruXmart Forte. The all-new redesigned TruXmart Forte "GEN2" has been engineered to be easy to install and operate while being offered at an MAP price that fills a much needed void between soft and hard tonneau covers.

The GEN2 Forte cover will now be built using 6MM thick aluminum panels with a robust honeycomb core, coated in a durable matte-black scratch resistant powder coating. The GEN2 Forte cover will be 30% lighter and cost 25-30% less to manufacture. With robust packaging, the lighter weight GEN2 Forte will also save time and money with up to 10% more load quantity in a standard 40' HC container, therefore maximizing value and product profitability. Notably, the GEN2 Forte will not come with the same cargo-division and tool bags as its predecessor, as cargo division and storage solutions are being closely reviewed and implemented with the TruXmart Alpha series of products.

The GEN2 Forte will be manufactured as a TruXmart branded product as well as a cornerstone product for private label manufacturing in North, Central, and South American markets.

In addition, we are currently re-engineering the TruXmart Smart Fold latch system based on consumer feedback. As a consequence, the next generation Smart Fold covers will be far easier to install and will be available for both domestic and imported light trucks.

TruXmart also launched its new Alpha series of tonneau covers at SEMA 2015. The Alpha products are set to be released late 2016.

Production and Delivery

TruXmart products are manufactured to our specifications and design in China. All of our soft (vinyl) covers are made in a factory in Ningbo, China. All future TruXmart hard products are expected to be manufactured in Jiangsu, China. Our soft cover factory is capable of producing 3,000 pieces per month and our hard cover factory is capable of producing 1,500 pieces per month. Production at both factories can be increased within thirty days to facilitate volumes up to ten times the Chinese contract manufacturers' current output without any stress on their capacity.

Employees

Currently, we employ 2 full-time persons. We may hire additional employees in the future to facilitate anticipated growth projections. We reimburse our employee for all necessary and customary business related expenses.

We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

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Proprietary Information

Patent

As of this date, the Company through Mr. Rossi has obtained one U.S. Patent. In addition, the Company retained patent counsel in October 2014 to file three U.S. patent applications, also in this arena. TruXmart has paid $7,718 since approximately October 26, 2012, toward the costs of obtaining US Patent 8,814,249 - System for securing a truck bed cover, (filed October 26, 2012, granted May 1, 2014). This patent is owned by Steven Rossi, previously the sole stockholder of TruXmart. Under an exclusive license agreement between the Company and Mr. Rossi, dated November 26, 2014, TruXmart has the right to commercialize this patent. Under this agreement, TruXmart is not obligated to pay any royalties to Mr. Rossi. It is, however, obligated to pay any expenses incurred to keep the patent in full force and effect. In 2015 Steven Rossi, CEO of TruXmart, filed two patent applications and one provisional patent application all under exclusive license to TruXmart.

Government Regulation

We believe that governmental regulation will not be significant to us now or in the future.

Research and Development

We will spend for research and development activities on an ongoing basis.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

How to Obtain our SEC Filings

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. Such material may also be accessed electronically by means of the SEC's website at www.sec.gov.

Equity Purchase Agreement with Kodiak

On May 24, 2016, we entered into the Purchase Agreement with Kodiak. The Purchase Agreement provides that, upon the terms and subject to the conditions in the Purchase Agreement, Kodiak is committed to purchase up to $1,000,000 of shares of Common Stock over the term of the Purchase Agreement, which we refer to as the Total Commitment and the number of shares issuable thereunder as the Commitment Shares, as such number shall be reduced as draw-downs are made. The term of the Purchase Agreement shall end upon the ending on the earlier of (i) the date on which the Company shall have purchased Commitment Shares pursuant to the Purchase Agreement for an aggregate purchase price of the Total Commitment, or (ii) December 31, 2017. During this period, we can deliver a put under the Purchase Agreement by selling shares of our Common Stock to Kodiak and Kodiak will be obligated to purchase the shares. A put transaction must close before we can deliver another put notice to Kodiak.

We may request a put by sending a put notice to Kodiak stating the amount of shares we want to sell. During the five trading days following a put notice we will calculate the purchase price per share. The amount that Kodiak shall purchase pursuant to each put notice shall be determined by multiplying the amount of shares by the purchase price.

The purchase price per share of Common Stock will be set at seventy percent (70%) of the lowest closing bid price of our Common Stock during the pricing period, which is five consecutive days following a put notice. There is no minimum amount we can put to Kodiak at any one time. Upon effectiveness of this Registration Statement, the Company shall deliver instructions to its transfer agent to issue shares of Common Stock to Kodiak free of restrictive legends on or before each closing date.

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Pursuant to the Equity Purchase Agreement, Kodiak and its affiliates shall not be issued shares of our Common Stock that would result in its beneficial ownership equaling more than 9.99% of our outstanding Common Stock.

Kodiak will not engage in any "short-sale" (as defined in Rule 200 of Regulation SHO) of our Common Stock at any time during this Agreement. As per the Purchase Agreement, none of Kodiak's obligations thereunder are transferrable and may not be assigned to a third party.

If the Company were to draw down on the entire $1,000,000, then the Company would have to issue approximately 10,050,000,000 shares of Common Stock based upon an assumed purchase price under the Purchase Agreement of $0.105 (equal to 70% of the closing price of our Common Stock of $0.15 on July 11, 2016), representing approximately 12.9% of the outstanding Common Stock of the Company at the time the Company advances the maximum investment amount of $1,000,000 of shares of Common Stock.

The current registration statement covers 8,929,381 shares of our Common Stock under the Purchase Agreement that would raise $937,585 assuming our Common Stock's closing bid price remains unchanged from its price as of July 11, 2016. In the event the price of our Common Stock price decreases, we may receive substantially less than $937,585. In that case, the Company may have to prepare and file one or more additional registration statements registering the resale of these shares if this registration statement is unable to cover the remaining amount of shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm.

The Purchase Agreement provides for our indemnification of Kodiak and its affiliates in the event that Kodiak incurs losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses related to a breach by us of any of our representations, warranties, covenants, or agreements under the Purchase Agreement or the other related transaction documents or any action, suit, claim, or proceeding instituted against Kodiak or its affiliates due to the transactions contemplated by the Purchase Agreement or other transaction documents, subject to certain limitations.

Registration Rights Agreement

In connection with the entry into of the Purchase Agreement, we also entered into a Registration Rights Agreement, dated May 24, 2016, with Kodiak (the "Registration Rights Agreement"), pursuant to which we agreed to register for resale all of the Commitment Shares in a registration statement to be filed with the SEC. Pursuant to the Registration Rights Agreement, we filed with the SEC a registration statement that includes this Prospectus to register for resale under the Securities Act of the 8,929,381 Commitment Shares that may be issued to Kodiak. The effectiveness of the Registration Statement is a condition precedent to our ability to sell any Commitment Shares to Kodiak under the Purchase Agreement.

Use of Proceeds

We intend to use the proceeds, if any, received from the sale of Commitment Shares to Kodiak pursuant to the Purchase Agreement to purchase inventory to sell.

We may raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

Corporate Information

Our investor relations department can be contacted at our principal executive office at 3120 Rutherford Road Suite 414, Vaughan, Ontario, Canada L4K 0B2. Our phone number is (888) 554-8789. Our website is www.truxmart.ca

Transfer Agent

The transfer agent for our Common Stock is Corporate Stock Transfer, Inc. at 3200 Cherry Creek Drive South Suite 430, Denver, CO 802090. The transfer agent's telephone number is (303) 282-4800.

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The Terms of the Offering

Securities Being Offered:	8,929,381 shares of Common Stock being registered on behalf of the Kodiak.

Offering Period:	Until (i) the date on which the Company shall have purchased Commitment Shares pursuant to the Purchase Agreement for an aggregate purchase price of the Total Commitment, or (ii) December 31, 2017.

Risk of Factors:	The Securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Common Stock Currently Issued And Outstanding:	67,288,142 shares of our Common Stock are issued and outstanding as of the date of this Prospectus.

Common Stock Issued And Outstanding After Offering:	76,217,523 shares of Common Stock.

Use of Proceeds:

We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholder. However, we may receive proceeds from the sale of Commitment Shares to the Selling Stockholder. We cannot provide any assurance that we will be able to draw down any or all of the Total Commitment. We intend to use the proceeds, if any, from the sale of Commitment Shares pursuant to the Purchase Agreement to execute our growth strategy, to purchase inventory to sell, and for general corporate purposes as more fully discussed in this Prospectus. There is no assurance that any of the Commitment Shares will be sold, if at all. See "Use of Proceeds" beginning on page 17.

This offering relates to the resale of up to shares of our Common Stock by Kodiak.

Financial Summary

As a "smaller reporting company," we are not required to provide the information in this Item.

RISK FACTORS

An investment in our securities is highly speculative and subject to numerous and substantial risks. These risks are set forth below. You should not invest in the Company unless you can afford to lose your entire investment. Readers are encouraged to review these risks carefully before making any investment decision.

Risks Related to Our Business:

We have limited operating history, our financial position is not robust, and we lack profitable operations to date.

TruXmart has incurred net losses since inception and may continue to incur net losses while it builds its business and as such it may not achieve or maintain profitability. The Company's limited operating history makes it difficult to evaluate its business and prospects, and there is no assurance that the business of the Company will grow or that it will become profitable.

TruXmart has been in existence since 2011, which is relatively short compared to our competitors. While the Company has experienced recent substantial growth in our revenues in 2015 over 2014, there is no assurance that our revenues will continue to experience such a trend line, nor even that our revenues will continue to grow. Because of our limited operating history it is difficult to extrapolate any meaningful projections about the Company's future. We do not have significant assets with which to press our plans forward.

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Our competitors are significantly better funded than we are. This could prove detrimental in that we may not have the funds with which to procure a sufficient supply of product to meet demand at some point. Our competitors could engage in predatory pricing or other tactics in an attempt to eliminate our market share. The Company has incurred net losses since inception, and may continue to incur net losses while it builds its business, and as such it may not achieve or maintain profitability.

We have historically incurred significant losses and our financial situation creates doubt whether we will continue as a going concern.

During the twelve months ended December 31, 2015, the Company realized a net loss of $3,487,787 compared with a net loss of $479,341 for the twelve months ended December 31, 2014. As of December 31, 2015, the Company had a working capital deficit of $42,000 and shareholders' equity of $3,719. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our future growth may be limited.

The Company's ability to achieve its expansion objectives and to manage its growth effectively depends upon a variety of factors, including the Company's ability to internally develop products, to attract and retain skilled employees, to successfully position and market its products, to protect its existing intellectual property, to capitalize on the potential opportunities it is pursuing with third parties, and sufficient funding. To accommodate growth and compete effectively, the Company will need working capital to maintain adequate inventory levels, develop additional procedures and controls and increase, train, motivate and manage its work force. There is no assurance that the Company's personnel, systems, procedures and controls will be adequate to support its potential future operations. There is no assurance that the Company will generate revenues from its prospective sales partners and be able to capitalize on additional third party manufacturers.

We rely on third parties for our production which may hinder our ability to grow.

Suppliers: Currently, the Company relies on two third party manufacturers to produce its products in China. These products are only available from a limited group of manufacturers, because of our product development alliances with these manufacturers. Under this alliance arrangement, each of the Company's products are designed and engineered in cooperation with one of our two contract manufactures in China and, accordingly, each tonneau (a hard or soft cover for the bed of a pick-up truck designed to increase mileage and to protect items from inclement weather and potential theft) cover product can only be manufactured by the specific manufacturer with which they have been developed. Moreover, the tools, molds, specific grade of materials and assembly techniques are exclusive to the manufacture with which the product was developed. Manufacturing could be switched, but it would take time and there are no guarantees the product would be identical or that the Company would have sufficient inventory in the given product(s).

The Company's reliance on outside manufacturers generally involves several risks, including: an inability to obtain an adequate supply of required products; the discontinuance of a product by a third-party contract manufacturer; an acquisition of the manufacturer by one of the Company's competitors; delays or long lead times in receiving products from manufacturers; constraints on the ability of the supplier to operate as efficiently and quickly as required and less control over quality and pricing of components. There is no assurance that the Company's manufacturers will continue to produce the products it requires in order to conduct business, which in turn would materially adversely affect its ability to generate revenue and profits.

Distribution: The Company relies on third party distribution entities (wholesale and retail) to sell its products. The Company relies on third party wholesalers to distribute its products to retail locations, over which the Company has little to no control in the wholesale or retail pricing and product placement and other marketing issues. Its products could be priced higher to the end user than its competition, which would have a detrimental effect on the Company's sales. The Company relies on a third party online retailer to sell its products directly to the retail market. The Company has little to no control over pricing and other retail issues such as product placement, which could have a direct effect on the Company's revenues.

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In its desire to maintain a competitive position in the market, we have implemented and enforce a strict "MAP" (Manufacturers Authorized Price). MAP typically refers to the definite retail pricing of each of our products and differs between the Canadian and U.S. markets. Our products' MAP pricing is set to be competitive in relation to competing products while allowing our distributor, dealer and retailer customer base to generate respectable margins of profit.

Moreover, if our MAP pricing is violated by a product being advertised or sold above or below the then current MAP price, we take necessary steps with our customer(s) to remediate pricing to continue and maintain our competitive position in the marketplace. There are no guarantees that MAP pricing and other various forms of pricing and product control measures can be effectively monitored and enforced, especially as the Company's market saturation grows.

There are risks associated with outsourced production that may result in decrease in our profit.

As outlined above, the Company outsources the manufacture of products to two contract manufacturers in China. In doing so, the Company selects its manufacturers, screened in advance based on their capabilities, supply capacity, reputation and other relevant traits. Nonetheless, the possibility of delivery delays, product defects and other production-side risks stemming from outsourcers cannot be eliminated. In particular, inadequate production capacity among outsourced manufacturers could result in the Company being unable to supply enough product amid periods of high product demand, the opportunity costs of which could be substantial.

There are risks associated with outsourced production in China and their laws which may have a material adverse effect on our financial stability.

Changes in Chinese laws and regulations, or their interpretation, or the imposition of confiscatory taxation or restrictions are matters over which the Company has no control. While the current leadership, (and the Chinese government), have been pursuing economic reform policies that encourage private economic activity and greater economic decentralization, there is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

For example, the Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited and, in turn, our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our business ventures with Chinese manufacturers were unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions regardless of any purchasing contracts or agreements we may have entered into. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations, in such guises as currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises.

In that context, we may have to evaluate the feasibility of acquiring alternative or fallback manufacturing capabilities to support the production of our existing and future tonneau cover products. Such development could adversely affect our cost structure inasmuch as we would be required to support sales at an acceptable cost—and might have relatively limited time to so adapt. We have not manufactured these products in the past—and are not expecting to do so in the foreseeable future. That is because developing these technological capabilities and building or purchasing a facility will increase our expenses with no guarantee that we will be able to recover our investment in our manufacturing capabilities.

We engage in cross border sales transactions which present tax risks among other obstacles.

Cross border sales transactions carry a risk of changes in import tax and/or duties related to the import and export of our product, which can result in pricing changes, which will affect revenues and earnings. Cross border sales transactions carry other risks including, but not limited to, changing regulations, wait times, customs inspection and lost or damaged product

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We will need additional financing in order to grow our business.

From time to time, in order to expand operations to meet customer demand, the Company will need to incur additional capital expenditures. These capital expenditures are intended to be funded from third party sources, including the incurring of debt and/or the sale of additional equity securities. In addition to requiring additional financing to fund capital expenditures, the Company may require additional financing to fund working capital, research and development, sales and marketing, general and administrative expenditures and operating losses. The incurrence of debt creates additional financial leverage and therefore an increase in the financial risk of the Company's operations. The sale of additional equity securities will be dilutive to the interests of current equity holders. In addition, there can be no assurance that such additional financing, whether debt or equity, will be available to the Company or that it will be available on acceptable commercial terms. Any inability to secure such additional financing on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of the Company.

We rely on key personnel.

The Company's success also will depend in large part on the continued service of its key operational and management personnel, including executive staff, research and development, engineering, marketing and sales staff Most specifically, this includes its President/CEO Steven Rossi and its Chief Operating Officer Steven Raivio who oversee new product development (in lieu of a research and development department) as well as implementation of new products developed, key customer acquisition and retention, overall management and future growth. The Company faces intense competition for these professionals from its competitors, customers and other companies throughout the industry. Any failure on the Company's part to hire, train and retain a sufficient number of qualified professionals could impair the business of the Company.

We depend on intellectual property rights that may be infringed upon or infringe upon the intellectual property rights of others.

The Company's success depends to a significant degree upon its ability to develop, maintain and protect proprietary products and technologies. The Company, through Mr. Rossi, has obtained one U.S. patent. The Company filed three U.S. patent applications in October 2014. In 2015, Mr. Rossi filed two patent applications and one provisional application, all under exclusive license to Truxmart. However, patents provide only limited protection of the Company's intellectual property. The assertion of patent protection involves complex legal and factual determinations and is therefore uncertain and potentially expensive. The Company cannot provide assurance that patents will be granted with respect to its pending patent application, that the scope of any patents it might obtain will be sufficiently broad to offer meaningful protection, or that it will develop additional proprietary products that are patentable. In fact, any patents which might issue from the Company's two pending provisional patent applications with the USPTO could be successfully challenged, invalidated or circumvented. This could result in the Company's pending patent rights failing to create an effective competitive barrier. Losing a significant patent or failing to get a patent issued from a pending patent application the Company considers significant, could have a material adverse effect on the Company's business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our employees, consultants, outsource manufacturers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We are subject to foreign currency risk which may adversely affect our net profit.

The Company is subject to foreign exchange risk as it has two manufacturing facilities in China, markets extensively in both Canadian and U.S. markets, most of the Company's employees reside in Canada and, to date, the Company has raised funds in Canadian Dollars. Meanwhile, the Company reports results of operations in U.S. Dollars (USD or US$). Since our Canadian customers pay in Canadian Dollar, the Company is subject to gains and losses due to fluctuations in the USD relative to the Canadian Dollar. While having our products manufactured in China, our manufacturers are paid in USD to better avoid the relatively greater fluctuation of the Chinese Yuan (RMB). Any large fluctuations in the exchange between the RMB and USD may cause product costs to increase, therefore affecting revenues and profits, potentially adversely.

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We may not be successful in our potential business combinations.

The Company may, in the future, pursue acquisitions of other complementary businesses and technology licensing arrangements. For example, we intend to seek out a joint venture with one or both of our Chinese manufacturers. In addition, we have been approached by competitors to license one or more of our tonneau cover products. The Company may also pursue strategic alliances and joint ventures that leverage its core products and industry experience to expand its product offerings and geographic presence. The Company has limited experience with respect to acquiring other companies and limited experience with respect to forming collaborations, strategic alliances and joint ventures.

If the Company were to make any acquisitions, it may not be able to integrate these acquisitions successfully into its existing business and could assume unknown or contingent liabilities. Any future acquisitions the Company makes, could also result in large and immediate write-offs or the incurrence of debt and contingent liabilities, any of which could harm the Company's operating results. Integrating an acquired company also may require management resources that otherwise would be available for ongoing development of the Company's existing business.

We have competition for our market share which could harm our sales.

We participate in the automotive aftermarket equipment industry which is highly competitive for a relatively limited customer base. New pickup truck sales (our principal market) are estimated to be 2,100,000 units for the year 2015, based on sales through December, 2015 (source: Wall Street Journal online) which should translate (using an approximate 2% of new truck sales) into approximately 525,000 new tonneau covers during the year (source: Frost & Sullivan). With 4025 of our tonneau covers sold during the same period, we believe the Company represents 7-tenths of one percent of this market. We consider one percent of the market to be a break-even market share for us but there is no assurance that we will reach this market share objective.

In addition, some of our competitors sell their products at prices lower than ours and we compete primarily on the basis of product quality, features, value, service, and customer relationships. Our competitive success also depends on our ability to maintain a strong brand and the belief that customers will need our products and services to meet their growth requirements. The competition that we face in our market — which varies depending on the particular business segment, product lines and customers — may prevent us from achieving sales, product pricing and income goals, which could affect our financial condition and results of operations. In addition, our current competitors are significantly better funded and have a longer operating history than us and, for example, we currently do not have sufficient funding to allow for separately marketing the TruXmart "brand."

We may not have sufficient product liability insurance to cover potential damages.

The existence of any defects, errors or failures in our products or the misuse of our products could also lead to product liability claims or lawsuits against us. We plan to acquire product liability insurance in both the U.S. and Canada over the next 3 to 6 months to cover such claims. Assuming that we will be able to acquire such coverage at reasonable cost, we have no assurance this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available at economical prices, if at all. To that extent, product liability insurance is conditional and up for further investigation. A successful product liability claim could result in substantial cost to us. Even if we are fully insured as it relates to a claim, a claim could nevertheless diminish our brand and divert management's attention and resources, which could have a negative impact on our business, financial condition and results of operations. (See also the "Product Quality" discussion below and the associated recall insurance.)

We may produce products of inferior quality which would cause us to lose customers.

Although the Company makes an effort to ensure the quality of our light truck tonneau cover products, they could from time to time contain defects, anomalies or malfunctions that are undetectable at the time of shipment. These defects, anomalies or malfunctions could be discovered after the Company's products are shipped to customers, resulting in the return or exchange of the Company's products, claims for compensatory damages or discontinuation of the use of the Company's products, which could negatively impact the profits and operating results of the Company. The Company does not presently have product recall, (or similar function), insurance, namely, (in contrast to product liability), insurance that protects a company against broad-scale product manufacturing defects, engineering defects and the costs related to a broad product recall such as shipping, replacement or repairs. Even if in place, there is no guarantee that the full costs of any reimbursements or claims, law suits or litigation would be covered by such insurance. (See also the "Product Liability Insurance" discussion above.)

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We may experience patent enforcement and infringement which could force us to spend on legal fees.

The automotive aftermarket has been characterized by significant litigation and other proceedings regarding patents, patent applications and other intellectual property rights. The situations in which we may become parties to such litigation or proceedings may include:

1.	litigation or other proceedings we may initiate against third parties to enforce our patent rights or other intellectual property rights;

2.

litigation or other proceedings we or our licensee(s) may initiate against third parties seeking to invalidate the patents held by such third parties or to obtain a judgment that our products do not infringe such third parties' patents; and

3.	litigation or other proceedings, third parties may initiate against us to seek to invalidate our patents.

If third parties initiate litigation claiming that our products infringe their patent or other intellectual property rights, we will need to defend against such proceedings.

The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in our favor, could be substantial. Many of our potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. In some instances competitors may proceed with litigation or other proceedings pertaining to infringement of their intellectual property as a means to hinder or devaluate the target defendant company, with no intention of the matter being resolved in their favor. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other intellectual property proceedings may also consume significant management time and costs. Substantial additional costs may be evident in the event that litigation or other proceedings were initiated against the Company because TruXmart would have to seek legal defense or counsel in the province (Canada) or state (U.S.) where the litigation or legal proceedings were filed.

Global economic conditions may adversely affect our industry, business and results of operations.

Our overall performance depends, in part, on worldwide economic conditions which historically is cyclical in character. The U.S. has largely worked its way out of an economic recession while other key international economies continue to be impacted by a recession, characterized by falling demand for a variety of goods and services, restricted credit, going concern threats to financial institutions, major multinational companies and medium and small businesses, poor liquidity, declining asset values, reduced corporate profitability, extreme volatility in credit, equity and foreign exchange markets and bankruptcies. By way of example, the automotive aftermarket, specifically fuel saving add-ons such as light-truck tonneau covers, is typically not as affected by economic slow-down or recession as other industries or market segments. Currently, these conditions, (since the Company's sales are exclusively made in North America while production occurs in China), can be expected to change. In markets where our sales occur and go into recession, these conditions affect the rate of spending and could adversely affect our customers' ability or willingness to purchase our products, and delay prospective customers' purchasing decisions, all of which could adversely affect our operating results. In addition, in a weakened economy, companies that have competing products may reduce prices which could also reduce our average selling prices and harm our operating results.

The Company faces intense competition from new products and may lose customers to our competition.

The Company's tonneau cover products face intense competition from its competitors. This competition may increase as new products enter the market, especially those made overseas and marketed and sold directly into the North American market by overseas manufactures. In such an event, the competitors' products may be of similar or better quality compared to the Company's products. Alternatively, in the case of generic competition, they may be of equal or better quality and are sold at substantially lower prices than the Company's products. At times, competitors may also release a generic or re-branded version of a current and successful product at a substantially reduced price in efforts to increase revenues or market share. As a result, if the Company fails to maintain its competitive position, this could have a material adverse effect on its business, cash flow, results of operations, financial position and prospects.

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Risks Related to Our Stockholders and Purchasing Shares of Common Stock

We have not voluntarily implemented various corporate governance measures.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight and the adoption of a Code of Ethics. Our Board of Directors expects to adopt a Code of Ethics at its next Board meeting. The Company has not adopted exchange-mandated corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal control over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the SEC has adopted rules requiring public companies to include a report of management on the Company's internal control over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequately. In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

Shares of our common stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on a national securities exchange. Our shares are currently only eligible for quotation on the OTCQB, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public "float" requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

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If the price of the shares of our common stock falls, we may lose eligibility for quotation on the OTCQB, which could result in investors losing their investment and would prohibit the Company from further accessing the equity line of credit.

Our shares are currently only eligible for quotation on the OTCQB, which is not an exchange. Starting May 1, 2014, there will be continuing eligibility requirements for OTCQB, whereby the price of our common stock can't fall below $0.01 for thirty consecutive days. If we are unable to satisfy this continuing eligibility requirement of the OTCQB, the quotation of our common stock could be moved to the OTC Pink Sheets. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments. More importantly, however, this would prohibit the Company from having further access to the equity line of credit, as quotation on the OTC Pink Sheets is insufficient for any such equity lines of credit.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of emerging growth companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

i.	changes in securities analysts' estimates of our financial performance, although there are currently no analysts covering our stock;

ii.	fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;

iii.	changes in market valuations of similar companies;

iv.	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

v.	variations in our quarterly operating results;

vi.	fluctuations in related commodities prices; and

vii.	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

We have never paid dividends on our common stock.

We have never paid cash dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

We expect to issue more shares in an equity financing, which will result in substantial dilution.

Our Articles of Incorporation authorize the Company to issue 100,000,000 shares of common stock. Any equity financing effected by the Company may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. Moreover, our stock issued in any equity financing transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially adversely affected.

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Risks Related To The Purchase Agreement

Kodiak will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

Our common stock to be issued under the Purchase Agreement will be purchased at a thirty percent (30%) discount or 70% of the of the lowest closing bid price of our common stock during the pricing period, which is five consecutive days following a put notice.

Kodiak has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Kodiak sells our shares, the price of our common stock may decrease. If our stock price decreases, Kodiak may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Purchase Agreement may cause the price of our common stock to decline.

We are registering 8,929,381 shares of common stock to be issued under the Purchase Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 8,929,381 shares of common stock under the registration statement of which this Prospectus forms a part for sale by the Selling Shareholder. The sale of these shares into the public market by Kodiak could depress the market price of our common stock.

We may not have access to the full amount under, or be able to benefit from, the Purchase Agreement.

For the five consecutive trading days prior to July 11, 2016 the lowest closing price of our common stock was $0.15. There is no assurance that the market price of our common stock will increase or remain the same substantially in the near future.

We may not have access to the remaining commitment under the Purchase Agreement unless the market price of our common stock increases or remains stable. Our executive officers and directors fully recognize that the Purchase Agreement may not provide us access to the full line of credit.

Our common stock price may decline by our draw on the shares issuable under the Purchase Agreement.

Effective May 24, 2016, we entered into the Purchase Agreement with Kodiak. Pursuant to the Purchase Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Kodiak at a price equal to 70% of market price. Because this price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest will be diluted in direct proportion.

There may not be a sufficient price of our common stock to permit us to acquire adequate funds, which may adversely affect our liquidity.

The Purchase Agreement provides that the number of shares sold pursuant to each draw down notice plus the shares held by Kodiak at that time shall not exceed 9.99% of the issued and outstanding shares of common stock of the Company. If the price our common stock is too low, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown request, which may not provide adequate funding for our planned operations and may materially decrease our liquidity.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a highly regulated, very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or will occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have an ongoing obligation to continually disclose material future changes in the Company and its operations.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholder in this offering. The proceeds from the sales will belong to the Selling Stockholder. However, we may receive proceeds from the sale of Commitment Shares to Kodiak pursuant to the Purchase Agreement.

We intend to use the proceeds that we may receive under the Purchase Agreement to execute our growth strategy. We intend to use the proceeds to purchase inventory to meet our existing purchase orders. There is no assurance that we will sell any of the Commitment Shares, if at all.

We cannot provide any assurance that we will be able to draw down any or all of the Total Commitment, such that the proceeds received would be a source of financing for any of the subsidiaries. We will not receive any proceeds from the sale of Commitment Shares by Kodiak.

We intend to raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds received from the exercise of the Warrants, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

THE SELLING SHAREHOLDER

This Prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all of the shares of Common Stock that have been or may be issued by us to Kodiak under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this Prospectus, see "Prospectus Summary— Equity Purchase Agreement with Kodiak" above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Kodiak on May 24, 2016 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Kodiak has not had any material relationship with us within the past three years.

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The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this Prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of July 11, 2016. As used in this Prospectus, the term "Selling Stockholder" includes Kodiak and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this Prospectus from the Selling Stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column "Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus" represents all of the shares of Common Stock that the Selling Stockholder may offer under this Prospectus. The Selling Stockholder may sell some, all or none of its shares in this Offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the Offering shown in the table below is based on an aggregate of 67,288,142 shares of our Common Stock outstanding on July 11, 2016. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this Prospectus.

Name of Selling	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
Stockholder	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(2)

Kodiak Capital Group LLC (4)	0	0	8,929,381	0	0

____________

(1)

In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that Kodiak may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Kodiak's control, including the Registration Statement of which this Prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of Common Stock to Kodiak under the Purchase Agreement is subject to certain agreed upon threshold limitations set forth in the Purchase Agreement. Also, under the terms of the Purchase Agreement, we may not issue shares of our Common Stock to Kodiak to the extent that Kodiak or any of its affiliates would, at any time, beneficially own more than 9.99% of our outstanding Common Stock.

(2)	Applicable percentage ownership is based on 67,288,142 shares of our Common Stock outstanding as of July 11, 2016.

(3)	Assumes the sale of all shares being offered pursuant to this Prospectus.

(4)

The business address of Kodiak is c/o Kodiak Capital Partners, LLC, Kodiak Capital Group, LLC, 260 Newport Center Drive, Newport Beach, CA 92660. Kodiak's principal business is that of a private investment firm. We have been advised that Kodiak is not a member of FINRA, or an independent broker-dealer, and that neither Kodiak nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. We have been further advised that Ryan Hodson is the Managing Member of Kodiak, and that Mr. Hodson has definitive power to vote or to direct the vote and definitive power to dispose or to direct the disposition of all securities owned directly by Kodiak.

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PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 8,929,381 shares of our common stock by the Selling Shareholders.

The Selling Shareholders, and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•	facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders, as applicable, shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be sold by the Selling Shareholders. The Selling Shareholders, and any broker-dealers or agents, upon completing the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

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The Selling Shareholders may pledge its shares to its brokers under the margin provisions of customer agreements. If any of the Selling Shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholders, and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by any of the Selling Shareholders, or any other such person. Under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

The Selling Shareholders will be offering such shares for its own account. We do not know for certain how or when the Selling Shareholders will choose to sell its shares of common stock. However, it can sell such shares at any time or through any manner set forth in this plan of distribution.

To permit the Selling Shareholders to resell the shares of common stock issued to it, we agreed to file a registration statement, of which this prospectus is a part, and all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares. We will bear all costs relating to the registration of the common stock offered by this prospectus, other than the costs of our independent legal review. We will keep the registration statement effective until the earlier of (i) the date after which all of the shares of common stock held by the Selling Shareholders that are covered by the registration statement have been sold by the Selling Shareholders pursuant to such registration statement and (ii) the first day of the month next following the 36-month anniversary of the date the registration statement, to which this prospectus is made a part, is declared effective by the SEC.

BUSINESS

Narrative Description of the Business

Our History

We were originally incorporated as FSGI Corporation under the laws of the State of Florida in 1997 as a holding company for the purpose of acquiring Financial Standards Group, Inc. (FSG). That year FSGI Corporation acquired FSG, a Florida company organized in October 1989, to assist credit unions in performing financial services. FSG offered financial services to credit unions as a wholly-owned subsidiary until its sale in January 2000.

On December 21, 1998, FSGI Corporation, at the time a publicly traded company trading on the OTCBB as FSGI, acquired all of the outstanding common stock of The Martial Arts Network On-Line, Inc., a wholly owned subsidiary of The Martial Arts Network, Inc. The Martial Arts Network On-Line, Inc., a company organized under the laws of the State of Florida, was developed in 1996 by its parent company The Martial Arts Network, Inc. as an electronic forum dedicated to promoting education and awareness of martial arts through its web site. Upon issuance of shares, and options to purchase shares of FSGI Corporation's common stock to The Martial Arts Network, Inc., that company became the controlling stockholder of FSGI Corporation.

FSGI then changed its name to TMANglobal.com, Inc. ("TMAN") as the result of a merger between FSGI Corporation and The Martial Arts Network On-Line, Inc. on December 21, 1998.

Franchise Holdings was incorporated in the State of Nevada on April 2, 2003. Franchise Holdings International, Inc. completed a merger with TMAN Global.com Inc. on April 30, 2003. This merger was in the nature of a change in domicile of the Florida corporation to the State of Nevada, as well as the acquisition of a new business. Since the inception of our current business operations, we have been in the business of acquiring franchise, license and distribution rights in new and emerging growth companies.

On December 16, 2014, Franchise Holdings International, Inc. (FNHI) entered into a three party Definitive Share Exchange Agreement (the "Exchange Agreement") to acquire all issued and outstanding shares of TruXmart Ltd. (The Company" or TruXmart"), an Ontario (Canada) corporation located at 414-3120 Rutherford Rd, Vaughan, Ontario, L4K 0B2, Canada, for 37,700,000 shares of FNHI (the "FNHI Shares"), when sufficient authorized shares were available, which represented 75.32% of the outstanding shares of FNHI (the "Share Exchange"), calculated post-issuance. The Agreement was with Steven Rossi ("Rossi"), the sole shareholder of TruXmart and with TruXmart. Prior to the Share Exchange, Rossi held all outstanding shares of TruXmart, consisting of 4,791 Class A common shares and TruXmart owned 2,300,000 common shares of FNHI, representing an 80.961285% ownership stake in FNHI. Pursuant to the Share Exchange, Rossi acquired from TruXmart, its 2,300,000 FNHI common shares and acquired an additional 37,700,000 shares of FNHI from FNHI, when sufficient authorized shares were issued, in exchange for all 4,791 outstanding common shares of TruXmart. TruXmart is now the wholly-owned subsidiary of FNHI, with FNHI holding all 4,791 outstanding shares of TruXmart common stock.

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Operations

General

TruXmart was founded in 2011 to take advantage of the limited innovation provided by existing tonneau cover manufacturers. Tonneau covers have remained much the same in price and design since 2005 with one main company controlling a majority of the tonneau cover market. This dynamic market segment is in need of a new innovative manufacturer of high quality, functional, and aggressively priced tonneau covers. TruXmart has developed multiple products for all of the most prominent pick up trucks available in North America. Details of each product can be found at www.truxmartcovers.com. TruXmart sells its products through wholesalers in Canada and the U.S. and through third-party online retailers.

We completed a private placement, pursuant to Rule 506(b) of Regulation D, and raised $910,000. We are hoping to raise up to an additional $1,000,000 over the next twelve months. We intend to use the funds from the Equity Purchase Agreement with Kodiak to meet these goals. Also, working capital will be generated from internal operations. We also reserve the right to examine possible additional sources of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our now former products and services. Therefore, there can be no assurance that any of its objectives will be achieved.

Nature of Products and Services

In 2015, Full-size pickup truck sales increased 6% to 2,187,173 units in the United States in calendar year 2015, an increase of more than 120,000 units compared with 2014, in the United States. Canadian pickup truck sales stumbled at the tail end of 2015 but increased at a 5% clip in calendar year 2015, growth that was twice as fast as the overall industry, with total sales of 349,575 pickup trucks. Canadian consumers and businesses registered 333,522 new pickup trucks over the course of 2014's twelve months, a 5.4% increase compared with the 2013 calendar year. US consumers and businesses registered 1,888,665 new pickup trucks over the course of 2014's twelve months, a 4.9% increase compared with 2013. (www.goodcarbadcar.net)

Background

For many years, consumers have had very limited options available to them from tonneau cover manufacturers. The leading manufacturers in the North American market have had very few new model developments. The tonneau cover market can be divided into four main styles of covers:

1.	Soft Folding & Roll-up covers (Vinyl covers)

2.	Hard Folding & Standing Covers (Aluminum and FRP)

3.	Solid one piece caps and lids (Plastic & Fiberglass)

4.	Retractable Covers (Plastic & Aluminum)

We believe the consumer favors models that are the least cumbersome, most functional, and lowest initial cost. Solid one piece covers and retractable covers are the least desirable because of their limited functionality and overall cost. Therefore, the most popular covers in today's market are soft and hard folding/rolling tonneau covers.

Market Analysis and Distribution

The Specialty Equipment (aftermarket) consists of three major types of customers which include; master warehouse distributor, dealer / wholesaler, and end retail consumer. Master warehouse distributors will stock and distribute product to their customers, which are usually local dealers and wholesalers. Dealers and wholesalers are local stores which sell product to some businesses and retail consumers in their area and online. Dealers will purchase most of their product from their local distributor who will deliver to them regularly. Retail end consumers are simply the end user of your product. TruXmart currently sells its product line through distributors and dealer networks.

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The OEM market consists of vehicle manufactures with corporate offices and distribution points globally. Specifically, within North America the OEM market would consist of corporate offices and warehouses in Canada, USA, and Mexico. Target OEM's for TruXmart would be:

Toyota Motor Co.
Ford Motor Co.

Nissan Motor Co.
General Motors
FCA Automotive (RAM Trucks)

Presently (2016), each vehicle manufacture above purchases their OEM brand tonneau covers (tonneau cover installed at the factory) from an independent accessory manufacturer, such as TruXmart. No vehicle manufacturer designs and manufacturers their own tonneau covers.

TruXmart's target market includes master warehouse distributors and dealers.

In the Canadian market, TruXmart does the majority of its business with warehouse distributors, and select dealer customers. In the US market, TruXmart's customer base is mostly dealers and wholesalers.

TruXmart USA is a supplying member of one of the largest aftermarket buying groups in the USA. American Aftermarket Group (AAG), owned by Line-X coatings, consists of over 700 car and truck accessory stores. Being a supplying member of AAG gives TruXmart access to most of the large truck accessory dealers, wholesalers, and online stores in the USA. Our products are sold to AAG members by the sales staff at AAG and all customer service and maintenance is done through phone calls, emails, and infrequent visits.

TruXmart Canada sells to only select dealers in Ontario as well as the largest warehouse distributor in eastern Canada. Robert Thibert in Châteauguay, QC has over 600,000 square feet of warehouse space in three provinces in Canada. Robert Thibert is responsible for stocking and selling our product to their customer base in Canada. TruXmart dealer sales in Ontario are to only select dealers who assist with product feedback.

Regular contact is made with our customer base about new product, promotions, updates, and general sales by phone, email, and in person, when possible.

A partial list of our customers includes:

Enterprise Robert Thibert (Quebec, Canada)

Trailer Parts Etc. (Florida, USA)

Auto Zone (California)

Real Truck (North Dakota)

Competition

Companies that compete in this market are Truck Hero Group, Tonno Pro and Rugged Liner however not all companies charge competitive prices:

The Extang (TruckHero) Trifecta retails in the USA for $425. The Tonno Pro Tri Fold retails for $269. The Rugged Liner Tri Fold retails for $329. Whereas the TruXmart Tri Fold retails for CAD$259; US$239.

The Extang Solid Fold retails in the USA for $799. The Rugged Liner Hard Fold retails for $689. The TruXmart Forte retails at CAD$699; US$689.

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Low profile Roll-Up covers are manufactured by many different companies. The two most popular Roll-Up covers are the Truxedo (TruckHer) Low-ProQT, which retails for $499 and the Tonno Pro Low-Roll which retails for $269. The TruXmart Roll-Up retails for $CAD299; US$269.

Truck Hero Group is the holding company for Extang Corporation, TruXedo, Inc., BedRug, Inc, UnderCover Inc., Advantage Truck Accessories Inc, Retrax Inc, and BAK Industries, NFAB, RealTruck.Com, Auto Customs, and ARE Truck Caps. They account for the majority of the competing brands in North America.

The area of biggest growth in the tonneau cover market is in the area of aggressively priced hard folding tonneau covers. Currently, the market distribution is shared by three primary participants, with LKQ/Keystone considered the market leader.

Sales, Marketing and Distribution Strategy

TruXmart's sales strategy is constantly changing and dynamic. Sales are made through warehouse distributors, as they typically handle product sales and promotion through their in-house sales department. To fully saturate the market a business must entice the retail consumer to purchase its product by way of a strong internet presence which will consist of YouTube videos and commercials, an interactive website, search engine optimization, social media, etc. The next step is to have strong working relationships and reputations among dealers and wholesalers who purchase TruXmart's product, either directly or through distributors.

TruXmart hopes to become the leader in the tonneau cover market through innovation. Our main objective is to design and engineer our products to better suit todays new, dynamic, and innovative models of light trucks.

TruXmart hopes to become a significant player in our market segment by always maintaining a strong emphasis on customer service, innovation, quality, and a robust global branding.

TruXmart's target market is North, Central, and South America with future plans to expand globally to other market opportunities. TruXmart intends to earn revenues from both the automotive specialty equipment market as well as OEM production for vehicle manufactures, globally.

TruXmart also plans to gain market share and core value by internally engineering our products to best suit the evolving needs of the consumer as well as a strong intellectual property portfolio (1 Granted Patent, 3 provisional patents – as of 2015)

The Company's current product lines are as follows:

1.	TruXmart Tri Fold (introduced in 2011)

The TruXmart Tri Fold is our staple soft folding tonneau cover. The Tri Fold is made with features such as stainless steel hardware, double coated vinyl tarp, and all aluminum and plastic coated front clamps. The Tri Fold is made available to our customer base at an average cost savings of 5% over competing products.

2.	TruXmart Smart Fold (introduced in 2012)

The TruXmart Smart Fold is our second product to market and offers our patented rear Smart Latch system. The Smart Fold is the first innovation in the rear latching system offered on soft folding tonneau covers. The Smart Fold cover comes with all of the same features as the Tri Fold but with a new rear latch system that allows the cover to be opened by simply pulling a release cable which is a new innovation in the soft tri fold segment of our market.

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The Company introduced three new products at the Specialty Equipment Manufacturers Association (SEMA) show in Las Vegas in November 2014. These products were the following:

3.	TruXmart Forte (DISCONTINUED DECEMBER 1, 2015)

The TruXmart Forte was the world's first completely solid folding tonneau cover to be constructed using powder coated galvanized steel. The TruXmart Forte was also the first tonneau cover to come with a removable tool bag that acts as a cargo divider when installed. This tool bag could be removed from the tonneau cover, zippered together, and carried using a shoulder or hand strap.

4.	TruXmart Quad-Fold

The TruXmart Quad-Fold will be the first vinyl wrapped tonneau cover to fold in four sections. This cover will also allow its users full bed access by being foldable upwards towards the rear window of the truck. We chose to make the world's first quad folding cover so this cover is more compact when standing parallel to the back window of a truck, thus eliminating wind resistance and rear window obstruction.

5.	TruXmart Roll-Up

The TruXmart Roll-Up cover takes from a long history of roll up covers in our market place. Although roll-up style covers have been in the market since the early 90's, the TruXmart Roll-Up will offer a sleek, low-profile design, superior side seals, and rear smart latches that will allow its user to open this cover by simply pulling on the rear release loop.

6.	TruXmart Forte GENERATION 2

Taking valuable information learned from the launch of the first generation TruXmart Forte. The all-new redesigned TruXmart Forte "GEN2" has been engineered to be easy to install and operate while being offered at an MAP price that fills a much needed void between soft and hard tonneau covers.

The GEN2 Forte cover will now be built using 6MM thick aluminum panels with a robust honeycomb core, coated in a durable matte-black scratch resistant powder coating. The GEN2 Forte cover will be 30% lighter and cost 25-30% less to manufacture. With robust packaging, the lighter weight GEN2 Forte will also save time and money with up to 10% more load quantity in a standard 40' HC container, therefore maximizing value and product profitability. Notably, the GEN2 Forte will not come with the same cargo-division and tool bags as its predecessor, as cargo division and storage solutions are being closely reviewed and implemented with the TruXmart Alpha series of products.

The GEN2 Forte will be manufactured as a TruXmart branded product as well as a cornerstone product for private label manufacturing in North, Central, and South American markets.

In addition, we are currently re-engineering the TruXmart Smart Fold latch system based on consumer feedback. As a consequence, the next generation Smart Fold covers will be far easier to install and will be available for both domestic and imported light trucks.

TruXmart also launched its new Alpha series of tonneau covers at SEMA 2015. The Alpha products are set to be released late 2016.

Production and Delivery

TruXmart products are manufactured to our specifications and design in China. All of our soft (vinyl) covers are made in a factory in Ningbo, China. All future TruXmart hard products are expected to be manufactured in Jiangsu, China. Our soft cover factory is capable of producing 3,000 pieces per month and our hard cover factory is capable of producing 1,500 pieces per month. Production at both factories can be increased within thirty days to facilitate volumes up to ten times the Chinese contract manufacturers' current output without any stress on their capacity.

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Employees

Currently, we employ 2 full-time persons. We may hire additional employees in the future to facilitate anticipated growth projections. We reimburse our employee for all necessary and customary business related expenses.

We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

Proprietary Information

Patent

As of this date, the Company through Mr. Rossi has obtained one U.S. Patent. In addition, the Company retained patent counsel in October 2014 to file two provisional U.S. patent applications, also in this arena. TruXmart has paid $7,718 since approximately October 26, 2012, toward the costs of obtaining US Patent 8,814,249 - System for securing a truck bed cover, (filed October 26, 2012, granted May 1, 2014). This patent is owned by Steven Rossi, previously the sole stockholder of TruXmart. Under an exclusive license agreement between the Company and Mr. Rossi, dated November 26, 2014, TruXmart has the right to commercialize this patent. Under this agreement, TruXmart is not obligated to pay any royalties to Mr. Rossi. It is, however, obligated to pay any expenses incurred to keep the patent in full force and effect. In 2015 Steven Rossi, CEO of TruXmart, filed two patent applications and one provisional patent application all under exclusive license to TruXmart.

Government Regulation

We believe that governmental regulation will not be significant to us now or in the future.

Research and Development

We will spend for research and development activities on an ongoing basis.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

How to Obtain our SEC Filings

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. Such material may also be accessed electronically by means of the SEC's website at www.sec.gov.

Our investor relations department can be contacted at our principal executive office at 3120 Rutherford Road Suite 414, Vaughan, Ontario, Canada L4K 0B2. Our phone number is (888) 554-87899. Our website is www.truxmart.ca

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MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Management's Discussion and Analysis and Results of Operations

The following management's discussion and analysis ("MD&A") should be read in conjunction with financial statements of FNHI and its wholly-owned subsidiary, Truxmart, Ltd. for the years ended December 31, 2015 and 2014, and the notes thereto, and for the three months ended March 31, 2016 and 2015, and the notes thereto. Additional information relating to FNHI is available at www.truxmart.ca.

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to FNHI or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in FNHI's MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. FNHI disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company's expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Results of Operations

Revenue

For the year ended December 31, 2015, revenue generated from the entire line of TruXmart products was $652,000, as compared to $593,000 for the year ended, December 31, 2014. The year over year increase of approximately 10% was mainly attributable to the addition of new online retailers and an increase in demand from dealers.

For the year ended December 31, 2015 revenue generated in Canada was $220,000 compared to $221,000 for the same period in 2014. The relative weakening of the Canadian Dollar compared to the United States Dollar during 2015 had a negative effect on reported revenues as a result of translating the sales denominated in Canadian Dollars to United States Dollars for financial statement reporting purposes. Canadian Dollar Sales increased to CDN$282,000 from CDN$244,000, an increase of 16% during the year ended December 31, 2015. This increase in Canada is primarily attributable to an increase in demand from dealers. For the year ended December 31, 2015 revenue generated in the United States was $431,000 compared to $372,000 for the same period in 2014. This represents an increase in US- source revenue of approximately 16% year over year. This increase in the US is primarily attributable to the addition of online retailers.

Sales from online retailers of the TruXmart products increased from $333,095 in 2014 to $434,533 in 2015, an increase of 30%. The online retailers accounted for over 63% of total revenue for the year ended December 31, 2015 compared to 57% for the year ended December 31, 2014. Distributor sales decreased from $175,356 in 2014, to $127,654 in 2015. This decrease was due to the purchase of a USA distributor with an alternative tonneau supplier and an increased emphasize on the online sales

For the three months ended March 31, 2016, revenue generated from the entire line of Truxmart products was $93,508, compared to $78,176 for the three months ended March 31, 2015. The year over year increase of approximately 20% was mainly attributable to the availability of inventory to satisfy customer orders. During the three months ended March 31, 2015 the Company incurred a shortage of inventory that resulted in a reduced amount of sales for the quarter.

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For the three months ended March 31, 2016, revenue generated in Canada was $65,204 compared to $28,655 for the same period in 2015, an increase of 128%. The relative weakening of the Canadian Dollar compared to the United States Dollar during the first three months of fiscal 2016, a decrease of approximately 11% year-over-year, continued to have a negative effect on reported revenues as a result of translating the sales denominated in Canadian Dollars to United States Dollars for financial statement reporting purposes. Canadian Dollar Sales increased to CAD$89,641 from CAD$35,577, an increase of 152% during three months ended March 31, 2016. For the three months ended March 31, 2016, revenue generated in the United States was $28,304 compared to $49,511 for the same period in 2015. This represents a year-over-year decrease in US- source revenue of approximately 43%, and is primarily attributable to limited inventory in stock.

Sales from online retailers of the TruXmart products decreased from $42,108 in the three months ended March 31, 2015 to $28,697 in the three months ended March 31, 2016, a decrease of 32%. The online retailers accounted for over 30% of total revenue for the three months ended March 31, 2016, compared to 53% for the three months ended March 31, 2015. Distributor sales increase from $8,413 in 2015, to $61,448 in 2016. The remaining revenues consist of sales from key area dealers.

Currently, TruXmart has one major distributor in Canada, one in the United States, along with its own contracted distribution and inventory facility in Depew, NY. This does not include multiple independent online retailers.

Although TruXmart currently supports a total of 16 dealers and distributors, TruXmart believes the trend of increasing sales through online retailers will continue to outpace the traditional distribution business model. Moreover, reputable online retailer's customers tend to provide larger sales volumes, greater margin of profit as well as greater protection against price erosion.

Cost of Sales

Cost of sales increased by 22% from $435,000 to $533,000 for the year ended December 31, 2015. This increase is related to the increase in sales. Our cost of sales, as a percentage of sales, was approximately 74% and 82% for the years ended December 31, 2014 and 2015, respectively. Within cost of sales, freight costs accounted for 19% of cost of sales during the year ended December 31, 2015, whereas in 2014, it accounted for 22% of cost of sales. Increased sales requiring individual shipping in the U.S. market resulted in our freight costs having increased by $4,000 during the year ended December 31, 2015 when compared to the year ended December 31, 2014.

Cost of sales increased for the first three months of fiscal 2016, when compared to the first three months of fiscal 2015, by 40% from $62,286 to $87,217. Our cost of sales, as a percentage of sales, was approximately 93% and 80% for three months ended March 31, 2016 and 2015, respectively.

Within cost of sales, freight costs accounted for 14% of cost of sales during the three months ended March 31, 2016, whereas in 2015, it accounted for 20% of cost of sales. The decrease in the percentage of cost of sales is due to the majority of the sales for the quarter ended March 31, 2016 being to Canadian customers that generally have lower shipping costs than sales to U.S. customers. Freight costs were $12,475 and $12,670 for the three month periods ended March 31, 2016 and 2015 respectively.

TruXmart provides its distributors and online retailers an "all-in" wholesale price. This includes any import duty charges, taxes and shipping charges. Discounts are applied if the distributor or retailer chooses to use their own shipping process. Certain exceptions apply on rare occasions where product is shipped outside the contiguous United Sates or from the United States to Canada. Volume discounts are also offered to certain higher volume customers.

Gross Margin

Gross margin percentage for the years ended December 31, 2015 and 2014 were 18% and 27% respectively. The decrease in gross margin is primarily related to the fluctuation in foreign exchange rates used to translate Canadian Dollar sales into United States Dollars for purposes of financial reporting – while sales denominated in Canadian Dollars and United States Dollars each increased by 16%, the increase in aggregate sales reported in United States Dollars was only 10% as a result of the weakened Canadian Dollar.

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Gross margin percentage for the three month periods ended March 31, 2016 and 2015 were 7% and 20% respectively. The decrease in gross margin is primarily related to the fluctuation in foreign exchange rates used to translate Canadian Dollar sales into United States Dollars for purposes of financial reporting – while sales denominated in Canadian Dollars increased by 152% and United States Dollars decreased by 43%, the increase in aggregate sales reported in United States Dollars was only 20% as a result of the weakened Canadian Dollar.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2015 were $3,607,000 compared to $637,000 for the year ended December 31, 2014. Our office and general expense increased by $11,000, from $48,000 to $59,000, during the year ended December 31, 2015. These increases are a result of increased computer and internet expenses and increased compensation paid to Steve Rossi with respect to services rendered to the Company year over year. Shipping and freight increased by $15,000, from $75,000 to $90,000, during the year ended December 31, 2015. This increase is a result of starting to ship our new hard cover during the second, third and fourth quarters of fiscal 2015 which costs about twice the amount of the current tonneau cover to ship. Sales and marketing increased $116,000 to $204,000 from $88,000 during the year ended December 31, 2015. This increase is due to increased personnel costs paid for sales services as well as the fair value of common shares issued to a key member of the sales team during the quarter ended June 30, 2015. Professional fees which include accounting, legal and consulting fees, increased from $93,000 for the year ended December 31, 2014 to $3,056,000 for the year ended December 31, 2015. The Company has incurred significantly more compliance costs with respect to accounting and legal services since completing the Reverse Acquisition during fiscal 2014. Also included in professional fees for the year ended December 31, 2015, is $2,610,000 related to the fair value of shares of the Company's common stock issued to various consultants with respect to marketing, brand development and capital and financial structuring as described in note 11 of the financial statements. As TruXmart was a private company for substantially all of the year ended December 31, 2014, they did not incur such costs. The Company also incurred repairs and maintenance expenses of $3,600 on its previous premises during the year ended December 31, 2015. The Company did not incur any such expenses, or have such recoveries, during the comparative period ended December 31, 2014. The Company incurred rent and utilities expense of $36,000 during the year ended December 31, 2015, an increase of $21,000 from rent and utilities expense of $15,000 incurred during the year ended December 31, 2014. During the year ended December 31, 2015, the Company moved its operations to a new location which has resulted in increased rent expense. During the year ended December 31, 2015, the Company incurred product development costs of $47,000. The increase from similar expenses of $5,000 for the year ended December 31, 2014, was a result of development of new products for release at the 2015 SEMA show in Las Vegas, NV. The Company also incurred an additional $38,000 of transaction costs pursuant to a settlement agreement reached with a vendor during the year ended December 31, 2015. In exchange for a lender advancing funds to the Company, 100,000 common shares of the Company were issued to the lender during the year ended December 31, 2015, the fair value of which ($12,823) has been expensed as a financing charge. During the year ended December 31, 2015, the Company incurred investor relations expenses of $13,000. The Company did not incur any such expenses during the year ended December 31, 2014.

Operating Expenses

Operating expenses for the three months ended March 31, 2016 were $84,214 compared to $40,866 for the three months ended March 31, 2015. Our general and administrative expense increased by $11,763, from $18,067 to $29,830, during the three months ended March 31, 2016. This increase is a result of increased rent and utilities expense as a result of the Company's move to a new location subsequent to March 31, 2015, as well as increased shipping and freight expenses due to the increased costs associated with shipping our new hard cover which costs about twice the amount of the current tonneau cover to ship. Sales and marketing increased by $13,016 to $21,381 from $8,365 during the three months ended March 31, 2016. This increase is due to increased personnel costs paid for sales services as well as amounts paid to a consultant with respect to sales training. Professional fees which include accounting, legal and consulting fees, increased from $13,984 for the three months ended March 31, 2015 to $34,371 for the three months ended March 31, 2016. The increase is related to increased accounting and legal services between the two periods.

Other Income and Expenses

Late in the 2015 fiscal year, the Company borrowed funds for working capital requirements in exchange for a promissory note. During the three month period ended March 31, 2016, the Company incurred interest of $6,317 related to this note. The balance of the other expenses consists of bank charges and other interest charges.

Net Loss

Net loss for the year ended December 31, 2015 was $3,488,000 compared to a net loss of $479,300 for the year ended December 31, 2014. The increase in the net loss was due to increased general and administrative expenses as discussed above.

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Net loss for the three months ended March 31, 2016 was $87,354 compared to a net loss of $25,686 for the three months ended March 31, 2015. The increase in the net loss was mainly due to the increase in various expenses, in particular professional fees, sales and marketing and shipping expenses, as well as reduced gross margin as discussed above.

Liquidity and Capital Resources

Cash Flow Activities

Cash decreased from $155,735 at December 31, 2014 to $14,466 at December 31, 2015. This decrease was primarily the result of proceeds from share subscriptions received towards the end of fiscal 2014. Accounts receivable increased by $70,000 from $26,000 at December 31, 2014 to $96,000 at December 31, 2015. Inventory increased by $40,000 from $89,000 at December 31, 2014 to $129,000 at December 31, 2015 largely as a result of the timing of inventory purchases close to December 31, 2015. Accounts payable decreased by $38,000 from $286,000 at December 31, 2014 to $248,000 at December 31, 2015. During the year ended December 31, 2015, the Company issued a promissory note payable of which $46,000 remained outstanding at December 31, 2015. Of this amount, $41,000 is repayable during fiscal 2016.

Cash decreased from $14,466 at December 31, 2015 to $0 at March 31, 2016. The decrease was primarily the result of the timing of inbound payments from customers, and outbound payments to vendors as well as the repayment of the promissory note payable. Accounts receivable decreased by $34,929 from $95,563 at December 31, 2015 to $60,634 at March 31, 2016. Inventory decreased by $27,648 from $129,006 at December 31, 2015 to $101,358 at March 31, 2016 largely as a result of the timing of the receipt of inventory shipments. Accounts payable and accrued liabilities increased by $22,240 from $248,300 at December 31, 2015 to $270,540 at March 31, 2016. The increase in payables is related to the accrual of various professional fees during the three months ended March 31, 2016.

Financing Activities

During 2015, TruXmart funded working capital requirements principally through cash flows from operations and stockholder loans when required. Upon completion of the Definitive Share Exchange Agreement, the Company was able to raise capital through private placements of shares of the Company's common stock. During the year ended December 31,2015, the Company received subscriptions for 2,849,992 shares of its common stock for proceeds of $440,000. In addition, during the year ended December 31, 2015, the Company has received further subscriptions for 403,060 shares of its common stock for proceeds of $114,000.

During the first three months of fiscal 2016, TruXmart funded working capital requirements principally through cash flows from operations. During the three month period ended March 31, 2016, the Company did not raise capital through private placements of shares of the Company's common stock. During the three months ended March 31, 2016, the Company repaid $4,076 of the promissory note payable.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with any party.

Critical Accounting Policies

Our discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, including those related to provisions for uncollectible accounts receivable, inventories, valuation of intangible assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies that we follow are set forth in Note 3 to our financial statements as included in this registration statement. These accounting policies conform to accounting principles generally accepted in the United States, and have been consistently applied in the preparation of the financial statements.

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DESCRIPTION OF PROPERTY

The Company's headquarters are located 3120 Rutherford Road, Suite 414, Vaughan, Ontario, Canada L4K 0B2. Our phone number is (888) 554-87899. Management believes that our current leased property will be sufficient for its current and immediately foreseeable administrative needs.

LEGAL PROCEEDINGS

As of July 11, 2016, we were not a party to any legal proceedings that could have a material adverse effect on the Company's business, financial condition or operating results. Further, to the Company's knowledge, no such proceedings have been threatened against the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers and Corporate Governance.

The company has two officers, Steven Rossi, President, Chief Executive Officer and Secretary, and Steve Raivio, Chief Operating Officer. Each officer of the Company works full-time for the Company, dedicating forty hours per week each on an ongoing basis. Both are compensated accordingly. The following information sets forth the names of our officers and directors, their present positions, and some brief information about their background as of the date of this filing:

Name:	Position:	Age:

Steven Rossi	President and Chief Executive Officer, Secretary and Director	30

Steve Raivio	Chief Operating Officer and Director	46

Lorenzo Rossi	Director	59

Steven Rossi, age 30, born 1985, is the Chairman, President and, and prior to gaining control of the Company was sole shareholder of Truxmart. He became the President/Chief Executive Officer, Secretary and sole director of FNHI on November 24, 2014. Prior to the acquisition of TruXmart's control block of shares on November 7, 2014, Mr. Rossi had no relationship with the Company.

Mr. Rossi founded Truxmart to build on his history developing companies in the automotive business over the past 10 years. Since Truxmart's inception, Mr. Rossi has developed and engineered multiple types of truck bed covers and systems encompassing the Truxmart product line. Mr. Rossi and Truxmart also hold one granted patent and two provisional patents on the products that have been developed.

Prior to founding Truxmart in 2011, Mr. Rossi studied at the University of Toronto, majoring in Life Sciences from 2004 to 2006 (degree incomplete). While studying at the University of Toronto, he founded an auto and parts recycling business (opened in March 2005). During the successful growth, management and operation of his auto parts and recycling business, Mr. Rossi acquired valuable hands-on skills and knowledge pertaining to the automotive industry and underlying automotive aftermarket. Since becoming an entrepreneur at the age of 18, he has accumulated more than eleven years of business experience, ranging from accounting, human resources, marketing, product patenting, advertising, budgeting, as well as customer service and new product design, engineering and development.

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Steven Raivio

Mr. Raivio attended Mount Royal College from 1988 to 1989 and Southern Alberta Institute of Technology from 1990 to 1992. He was a General Manager at Video Kingdom from 1990 to 1995 and was involved in the Company's growth from two to 27 stores. He was a manager at Mission Plastics from 1995 to 1997. He began his experience in the motor vehicle market in 1997 as a general manager for Focus Auto Design until 2002 He worked on the development of systems and procedures leading to such company receiving ISO 9001 registration. Then Mr. Raivio served as a business development manager for Willpak Industries from 2002 to 2003 where he exhibited at SEMA and developed Kia Canada and an OEM customer. He also served as a general manager at TGF Bumper & Fender from 2004 through 2010 where he developed the setup and logistics for that company's product importation from Taiwan. Mr. Raivio joined with Truxmart in May, 2011 and has been integral for its establishment and for its future strategic growth.

Lorenzo Hermès Rossi

Lorenzo Rossi received his Master of Education in 1995 from the University of Toronto and a Bachelor of Arts degree from Laurentian University in 1977. Since 1980, Mr. Rossi has served as an Executive Director with Neotel, a biometric company traded on the TSX and he was the developer of the Biometric Kinesiography introduced to several high security companies. Mr. Rossi is also a former School Trustee and served as the Chairman of the Finance Committee for the York Catholic District School Board overseeing a budget of 300 million dollars. He has over 20 years' management experience in HR with the Toronto Catholic District School Board. Mr. Rossi has over 25 years' management experience in tech-nology, including programming, networking and computer hardware. He was also the founder of the very first E-learning Academy licensed provincially by the Ontario Ministry of Education. Mr. Rossi is fluent in both official languages. He is a Con. Ed. High School Principal and Computer Science Dept. head. Lorenzo Rossi is the father of Steven Rossi. Lorenzo Rossi joined the Franchise Holdings International board of directors on December 9, 2014.

Penalties or Sanctions

None of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

None of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, nor any personal holding company of any such person has, within the last ten years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Employment Agreements

We currently do not have employment agreements with any our directors and executive officers.

Term of Office

All directors hold office for a one (1) year period, as dictated at the annual meeting, and have been duly elected and qualified. Directors will be elected at the annual meetings to serve for one-year terms. The Company does not know of any agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors of FNHI or any of its subsidiaries or any committee thereof. Any non-employee director of FNHI or its subsidiaries is reimbursed for expenses incurred for attendance at meetings of the Board of Directors and any committee of the Board of Directors, although no such committee has been established. Each executive officer of FNHI is appointed by and serves at the discretion of the Board of Directors.

None of the officers or directors of FNHI is currently an officer or director of a company required to file reports with the Securities and Exchange Commission, other than FNHI.

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Family Relationships

Lorenzo Hermès Rossi is the father of Steven Rossi. Other than that, there are no family relationships among our directors and/or officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Director independence

Currently, the majority of the board of FNHI is not considered "independent" board members.

Board meetings and committees; annual meeting attendance

In 2015 the Board of Directors held no meetings.

Arnold Boisdrenghien resigned as a Director of the Company effective as of November 17, 2014. Mr. Boisdrenghien confirmed that he had no disagreement with the Company.

Shareholder communications

The Company does not have a process for security holders to send communications to the board of directors due to the fact that our securities are not traded on a stock exchange.

Board Leadership structure and role in risk oversight

Mr. Steven Rossi, who is the Company's President and Chief Executive Officer, Secretary and Chairman of the Board of Directors, leads the current board of directors of the Company. Board leadership follows the guidelines in COSO's Enterprise Risk Management – Integrated Framework model for is risk oversight assessments.

Committees of the Board of Directors

Currently, we do not have any committees of the Board of Directors.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

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At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Code of Ethics

We have not adopted a Code of Ethics but expect to adopt a Code of Ethics in 2016 and will post such code to our website.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. To address the material weaknesses, we performed additional analysis and other post-closing procedures in an effort to ensure our consolidated financial statements included in this registration statement have been prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Management's Report on Internal Control over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act, as amended. Internal control over financial reporting is a process designed by, or under the supervision of, the Chief Executive Officer and Principal Accounting Officer and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

The framework our management uses to evaluate the effectiveness of our internal control over financial reporting is based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on our evaluation under the framework described above, our management has concluded that our internal control over financial reporting was ineffective as of December 31, 2015 due to the same material weaknesses that rendered our disclosure controls and procedures ineffective. The Company's internal control over financial reporting is not effective due to a lack of sufficient resources to hire a support staff in order to separate duties between different individuals. The Company lacks the appropriate personnel to handle all the varying recording and reporting tasks on a timely basis. The Company plans to address these material weaknesses as resources become available by hiring additional professional staff, such as a Chief Financial Officer, as funding becomes available, outsourcing certain aspects of the recording and reporting functions, and separating responsibilities. We have identified the following material weaknesses.

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1.

As of December 31, 2015, we did not maintain effective controls over the control environment. Specifically, we have not developed and effectively communicated to our employees the accounting policies and procedures. This has resulted in inconsistent practices. Further, the Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level programs have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness.

2.

As of December 31, 2015, we did not maintain effective controls over financial statement disclosure. Specifically, controls were not designed and in place to ensure that all disclosures required were originally addressed in our financial statements. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Because of these material weaknesses, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2015, based on the criteria established in "INTERNAL CONTROL-INTEGRATED FRAMEWORK" issued by the COSO.

Change In Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our last fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Attestation Report of the Registered Public Accounting Firm

This registration statement does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management's report in this annual report.

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EXECUTIVE COMPENSATION

Mr. Steven Rossi became the sole officer of FNHI after the closing of the acquisition, namely November 7, 2014. The following table sets forth the compensation earned during the years ended December 31, 2015 and 2014 and 2013, and paid by TruXmart to officers who became officers of the Company, respectively on November 7 and December 9, 2014:

					Long Term
					Compensation
					Awards
					Securities
		Annual Compensation			Underlying	All Other
Name and Principal Position		Salary ($)		Bonus ($)	Options	Compensation	Total

Steven Rossi, President	2015	$48,548		$0	$0	0	$48,548
	2014	$0	**	$0	$0	0	0
	2013	$0	**	$0	$0	0	0

Steven Raivio, COO	2015	$8,976		$0	$0	0	$8,976
	2014	$0		$0	$0	0	0
	2013	$0		$0	$0	0	0

____________

** - Mr. Rossi received no compensation from TruXmart but contributed services with a fair market value of $34,265 in the nine months of 2014 and $32,400 in 2013

Director and Executive Compensation

Other than described in the charts above and below, no compensation has been paid and no stock options granted to any of our officers or directors in the last three fiscal years.

Employment Agreements

We have no written employment agreements with any of our executive officer or key employee.

Equity Incentive Plan

We adopted a plan on June 5, 2015 (the "Plan"). The Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) non-statutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The Plan is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock. The Board will administer the Plan. Up to 10,000,000 shares may be issued under the Plan. On June 6, 2015, 500,000 shares of our common stock were issued to Steven Raivio under the Plan. No other stock options or similar instruments have been granted to any of our officers or directors pursuant to the Plan.

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Director's Compensation

The following table sets forth the Company's fees and compensation paid or earned by directors for the fiscal years 2015, 2014 and 2013.

DIRECTORS COMPENSATION

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Plan Compensation	All Other Compensation(4)	Total

Steven Rossi(1)	2015	$-	$-	$-		$-	$-	$-	$-	$-
	2014	$-	$-	$-		$-	$-	$-	$-	$-
	2013	$-	$-	$-		$-	$-	$-	$-	$-

Steven Raivio(2)	2015	$-	$-	500,000	*	$-	$-	$-	$22,253	$500,000 shares and $22,523
	2014	$-	$-	$-		$-	$-	$-	$24,563	$-
	2013	$-	$-	$-		$-	$-	$-	$17,535	$-

Lorenzo Rossi(3)	2015	$-	$-	$-		$-	$-	$-	$-	$-
	2014	$-	$-	$-		$-	$-	$-	$-	$-
	2013	$-	$-	$-		$-	$-	$-	$-	$-

______________

(1)	Appointed as an officer and director effective November 7, 2014.
(2) (3) (4) *

Appointed as an officer and director effective December 9, 2014.

Appointed as a director effective December 9, 2014.

Compensation was paid as consulting fees.

500,000 shares of restricted common stock were paid pursuant to the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

Beneficial Ownership of more than 5% of any class of FNHI's voting securities.

As of July 11, 2016, the Company had 67,288,142 shares of its common stock issued and outstanding. The following table sets forth the beneficial ownership of the Company's common stock as of July 11, 2016 by each person who is known to have beneficial ownership of more than 5% of any class of FNHI's voting securities:

Name and Address of Beneficial Owner(1)	Number of Shares Owned Percentage of Ownership

Steven Rossi
8820 Jane St, Vaughan, Ontario, L4K 2M9, Canada	40,000,000	59.89%

Steven Raivio
8820 Jane St, Vaughan, Ontario, L4K 2M9, Canada	500,000	0.74%

Lorenzo Rossi
8820 Jane St, Vaughan, Ontario, L4K 2M9, Canada	0	0.0%

All Officers and Directors as a Group	40,500,000	60.19%

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Security Ownership of Certain Beneficial Owners

As of July 11, 2016, the Company is not aware of any persons that beneficially own more than 5% of its outstanding common stock who is not listed in the above referenced table.

Change in Control Arrangements

As of July 11, 2016, there are no arrangements that would result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Particular Transactions

Steven Rossi is the owner of U.S. Patent #8,814,249 filed on October 26, 2012 and issued on May 1, 2014. TruXmart paid $7,718 in patent filing expenses. TruXmart licenses this patent from Mr. Rossi.

During the year ended December 31, 2015, the Company recorded salaries expense of $48,178 for services rendered to the Company by Steven Rossi. During the years ended December 31, 2014 and 2013, the Company recorded office and general expenses of $45,269 and $48,548, respectively, related to the fair market value of services rendered to the Company by Mr. Rossi. Of the amounts charged during the year ended December 31, 2014, $14,310 was charged to capital surplus and $30,959 was charged to the shareholder loan account. Of the amounts charged during the year ended December 31, 2013, $32,402 was charged to capital surplus and $16,146 was charged to the shareholder loan account.

Controlling Persons

The Company is not aware of any agreements or understandings by a person or group of persons that could be construed as a controlling person.

Director Independence

Our board of directors consists of Messrs. Rossi, Raivio, and Rossi. The board considers all relevant facts and circumstances in its determination of independence of all members of the board (including any relationships set forth in this prospectus under the heading "Certain Related Person Transactions). After review of the Directors by the Board, and specifically by the Chairman of the Board, it has been determined that no board members are considered independent. The Company uses the term "independent" as described by NASDAQ.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 100,000,000 shares of $0.0001 par value common stock. All common stock shares have equal voting rights, are non-assessable, and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. Holders of our common stock are entitled to receive such dividends as our Board may declare from time to time from any surplus that we may have. We have not paid dividends on our common stock since the date of our incorporation and we do not anticipate paying any common stock dividends in the foreseeable future. We anticipate that any earnings will be retained for development and expansion of our businesses and we do not anticipate paying any cash dividends in the foreseeable future. Future dividend policy will depend upon our earnings, financial condition, contractual restrictions and other factors considered relevant by our Board and will be subject to limitations imposed under Nevada law.

Preferred Stock

The Company is not authorized to issue shares of preferred stock. None have been issued.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Future sales of our Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our Common Stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our Common Stock. In addition, sales of our Common Stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an "affiliate" of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) if and when the Common Stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not "restricted" are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144. Because Kodiak can be deemed to be an "underwriter" within the meaning of the Securities Act, Kodiak will be subject to the prospectus delivery requirements of the Securities Act and will be prohibited from selling shares under Rule 144.

Anti-Takeover Effects of Nevada Law and Our Charter Documents

Certain provisions of Nevada law and our Articles of Incorporation and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

37

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB under the symbol "FNHI."

The table below sets forth the high and low closing prices of the Company's Common Stock during the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not reflect actual transactions.

	2016 Price Range		2015 Price Range		2014 Price Range
	High	Low	High	Low	High	Low

First Quarter	0.55	0.30	1.35	0.45	1.05	0.56
Second Quarter	0.44	0.15	0.45	0.26	1.25	1.05
Third Quarter	n/a	n/a	0.26	0.26	3.00	1.25
Fourth Quarter			0.55	0.26	2.50	1.35

The closing sales price of the Company's common stock as reported on June 10, 2016, was $0.15 per share.

Holders

As of the date of this report there were approximately 110 holders of record of Company common stock. This does not include an indeterminate number of persons who hold our Common Stock in brokerage accounts and otherwise in "street name."

Dividends

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors.

Transfer Agent

The stock transfer agent for our securities is Corporate Stock Transfer of Denver, Colorado. Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303) 282-4800.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no outstanding stock options. We have 10,000,000 shares authorized for issuance under the Plan.

38

Other Compensation Arrangements

FNHI has not secured any other compensation arrangements as of March 31, 2016.

Recent Sales of Unregistered Securities

During the year ended December 31, 2015, the Company completed the following unregistered sales of equity securities, all pursuant to Rule 506(b) of Regulation D:

1.	Luigi Ruffolo purchased 100,000 shares for $13,800.
2.	Santerra Asset Management and Development, Inc. purchased 108,696 shares for $15,000.
3.	Jospeh Panetta purchased 108,696 shares for $15,000.
4.	Donald Bayer purchased 362,319 shares for $50,000, which shares were issued on May 22, 2015.
5.	Sonia Platnick purchased 724,638 shares for $100,000, which shares were issued on May 22, 2015.
6.	Robert Oliva purchased 362,310 shares for $50,000, which shares were issued on May 22, 2015.
7.	Nadia Milton purchased 7,247 shares for $1,000.
8.	Rocco Pannese purchased 36,232 shares for $5,000.
9.	Bettie DiFeo purchased 36,232 shares for $5,000.
10.	Nello Cappabocia purchased 36,232 shares for $5,000.
11.	Elisa Urbano purchased 72,462 shares for $10,000.
12.	Michael Zanini purchased 36,232 shares for $5,000.
13.	Christian Mancini purchased 36,232 shares for $5,000.

Each sale above was at a price per share of $.138 and was completed pursuant to a subscription agreement, dated February 10, 2015.

1.	Sonia Platnick purchased 500,000 shares for $100,000 at $.20 per share pursuant to subscription agreement, dated June 5, 2015.
2.	New Hampton Investments LLC purchased 250,000 shares for $50,000 at $.20 per share pursuant to subscription agreements, dated June 5, 2015.

Also, the following shares were issued pursuant to subscription agreements, each dated during June, 2015:

1.	Gordon Christopher Hall purchased 95,000 shares at $.001 per share.
2.	Peter Holmes purchased 95,000 shares at $.001 per share.
3.	Sonia Platnick purchased 1,000,000 shares at $.001 per share.
4.	Luigi Ruffolo purchased 500,000 shares at $.001 per share.
5.	Alexander Marchese purchased 500,000 shares at $.001 per share.
6.	Swave Studios Inc. purchased 190,000 shares at $.001 per share.
7.	1369781 Ontario Inc. purchased 3,300,000 shares at $.001 per share.
8.	2224342 Ontario Inc, purchased 3,200,000 shares at $.001 per share.
9.	Marchese Design Inc. purchased 3,100,000 shares at $.001 per share.
10.	JAAM Capital Inc. purchased 3,000,000 shares at $.001 per share.
11.	1901941 Ontario Corp. purchased 2,900,000 shares at $.001 per share.

39

Issuer Purchases of Equity Securities

There were no repurchases of shares of the Company's common stock or unregistered sales of securities during the three months ended March 31, 2016.

Penny Stock Considerations

Our common stock will be deemed to be "penny stock" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of the Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

Common Stock Currently Outstanding

As of July 11, 2016, all of our currently outstanding shares consist of 67,288,142 shares of common stock.

Reports to Stockholders

We have filed all necessary periodic reports, and other information with the SEC. We have provided annual reports to our stockholders containing audited financial statements.

40

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The following disclosure is with respect to not only the Company, but also with respect to the Company's subsidiary entity.

On January 4, 2016 (the "Resignation Date") HJ & Associates, LLC ("HJ") resigned as the independent registered public accounting firm for Franchise Holdings International, Inc. (the "Company"). On January 7, 2016, the Company engaged Haynie & Company, Salt Lake City, Utah, as its new independent registered public accounting firm. The change of the Company's independent registered public accounting firm from HJ to Haynie & Company was approved by our board of directors.

The reports of HJ on the Company's consolidated financial statements for the two most recent fiscal years did not contain an adverse or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and through the Resignation Date, there were (i) no disagreements between the Company and HJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of HJ, would have caused HJ to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company's two most recent fiscal years and in the subsequent interim period through the Resignation Date, the Company has not consulted with Haynie & Company regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Haynie & Company concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of the Nevada Revised Statutes, contain provisions which allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in or not opposed to the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, McMurdo Law Group, LLC, New York, New York, has provided an opinion, and will continue to will provide opinions, regarding the validity of the shares of our common stock. McMurdo Law Group, LLC may also provide opinions regarding certain other matters.

EXPERTS

Financial Auditors

Our most current audited consolidated financial statements for the period ending December 31, 2015 and for the year then ended are included in this prospectus have been so included in reliance on the reports of Haynie & Company, Salt Lake City, Utah, independent public accountants, given on this firm's authority as experts in auditing and accounting.

Our audited consolidated financial statements for the period ending December 31, 2014 and for the year then ended are included in this prospectus have been so included in reliance on the reports of HJ & Associates, LLC, Salt Lake City, Utah, independent public accountants, given on this firm's authority as experts in auditing and accounting.

41

Legal Counsel Providing Legal Opinion

The validity of the issuance of the shares of common stock will be passed upon for the company by McMurdo Law Group, LLC. Counsel has additionally consented to his opinion being included as an exhibit to this filing. Additionally, counsel has consented to being named in the prospectus.

The legal counsel that passed their opinion on the legality of these securities is:

McMurdo Law Group, LLC

28 West 44th Street, 16th Floor

New York, NY 10036

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number _________) under the Securities Act of 1933 regarding the shares of common stock offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC are available at the SEC's website.

We make available to our stockholders annual reports (on Form 10-K) containing our audited consolidated financial statements and make available quarterly reports (on Form 10-Q) containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

3120 Rutherford Road
Suite 414
Vaughan, Ontario, Canada L4K 0B2, Telephone: (888) 554-8789

42

Financial Statements

Consolidated Financial Statements

Franchise Holdings International, Inc.

For the Years Ended December 31, 2015 and 2014

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Franchise Holdings International, Inc.

Vaughan, Ontario, Canada

We have audited the accompanying consolidated balance sheet of Franchise Holdings International, Inc. as of December 31, 2015 and the related consolidated statements of operations, comprehensive loss and deficit, stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franchise Holdings International, Inc. as of December 31, 2015, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Haynie & Company

Salt Lake City, Utah

May 9, 2016

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Franchise Holdings International, Inc.

Pickering, Ontario

We have audited the accompanying consolidated balance sheets of Franchise Holdings International, Inc. as of December 31, 2014 and the related consolidated statements of operations, comprehensive loss and deficit, stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Franchise Holdings International, Inc. as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

HJ & Associates, LLC

Salt Lake City, Utah

April 13, 2015

F-3

Franchise Holdings International, Inc.

Consolidated Balance Sheets as at December 31, 2015 and 2014

	2015	2014
Assets

Current Assets
Cash and cash equivalents	$14,466	$155,735
Accounts receivable	95,563	26,394
Inventory (note 4)	129,006	88,766
Related party receivable	8,950	-
Prepaid expenses and deposits	4,606	6,102

Total Current Assets	252,591	276,997

Property and Equipment (note 5)	39,401	-

Intangible Assets, Net (note 6)	10,780	7,589

Total Assets	$302,772	$284,586

Liabilities

Current Liabilities
Accounts payable and accrued liabilities	$248,300	$286,467
Income taxes payable (note 10)	4,653	5,551
Current portion of promissory note payable (note 7)	41,456	-

Total Current Liabilities	294,409	292,018

Promissory Note Payable(note 7)	4,644	-

Total Liabilities	299,053	292,018

Shareholders' Equity (Deficit)

Share Capital(note 8)	6,689	284

Capital Surplus	3,984,662	140,850

Cumulative Translation Adjustment	(6,212)	28,842

Share Subscriptions Receivable	(17,500)	-

Share Subscriptions Payable (note 8)	88,015	386,770

Accumulated Deficit	(4,051,935)	(564,178)

Total Shareholders' Equity (Deficit)	3,719	(7,432)

Total Liabilities and Shareholders' Equity (Deficit)	$302,772	$284,586

The accompanying notes form an integral part of these consolidated financial statements.

F-4

Franchise Holdings International, Inc.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2015 and 2014

	2015	2014

Net Sales	$651,667	$593,004

Cost of Goods Sold	532,581	435,401

Gross Profit	119,086	157,603

Expenses

Depreciation	556	157
Amortization of intangible assets	326	129
Bank charges and interest	6,619	3,736
Financing charge (note 8)	12,823	-
Interest on promissory note payable (note 7)	4,232	-
Investor relations	13,191	-
Loss due to uncollectible receivable	12,999	-
Loss on disposal of capital assets	-	72
Loss (gain) on foreign exchange	21,939	8,147
Office and general	59,184	47,687
Professional fees (note 12)	3,056,469	93,284
Product development	47,348	4,932
Rent and utilities	35,766	15,019
Repairs and maintenance	3,597	-
Shipping and freight	89,669	75,474
Sales and marketing	203,845	88,468
Transaction costs	38,280	299,839
	3,606,843	636,944

Loss before Income Taxes	(3,487,757)	(479,341)

Provision for Income Taxes(note 10)	-	-

Net Loss for the year	(3,487,757)	(479,341)

Other Comprehensive Income (Loss)
Currency translation adjustment	(35,054)	31,271

Comprehensive Loss for the year	$(3,522,811)	$(448,070)

The accompanying notes form an integral part of these consolidated financial statements.

F-5

Franchise Holdings International, Inc.

Consolidated Statements of Shareholders' Equity

For the years ended December 31, 2015 and 2014

	Number of Common Shares	Issued Capital	Capital Surplus	Cumulative Translation Adjustment	Share Subscriptions Receivable	Share Subscriptions Payable	Accumulated Deficit	Total Equity

Balance at January 1, 2014	100	$-	$133,193	$(2,429)	$-	$79	$(84,837)	$46,006
Issuance of common shares as settlement of debt	4,691	-	595	-	-	3,691	-	4,286
Effects of Reverse Takeover Transaction (note 1)	2,836,073	284	(7,248)	-	-	-	-	(6,964)
Subscription proceeds for shares yet to be issued	-	-	-	-	-	383,000	-	383,000
Fair value of services rendered by shareholder	-	-	14,310	-	-	-	-	14,310
Net loss for the year	-	-	-	-	-	-	(479,341)	(479,341)
Other comprehensive loss for the year	-	-	-	31,271	-	-	-	31,271

Balance at December 31, 2014	2,840,864	284	140,850	28,842	-	386,770	(564,178)	(7,432)
Issuance of common shares for cash	5,625,352	563	822,237	-	-	(383,000)	-	439,800
Issuance of common shares as settlement of debt	2,238,866	224	308,740	-	-	-	-	308,964
Effects of Reverse Takeover Transaction (note 1)	37,700,000	3,770	-	-	-	(3,770)	-	-
Issuance of common shares for services rendered	18,380,000	1,838	2,700,022	-	(17,500)	-	-	2,684,360
Issuance of common shares in exchange for financing	100,000	10	12,813	-	-	-	-	12,823
Subscription proceeds for shares yet to be issued	-	-	-	-	-	88,015	-	88,015
Net loss for the year	-	-	-	-	-	-	(3,487,757)	(3,487,757)
Other comprehensive loss for the year	-	-	-	(35,054)	-	-	-	(35,054)

Balance at December 31, 2015	66,885,082	$6,689	$3,984,662	$(6,212)	$(17,500)	$88,015	$(4,051,935)	$3,719

The accompanying notes form an integral part of these consolidated financial statements.

F-6

Franchise Holdings International, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2015 and 2014

	2015	2014

Operating Activities
Net Loss for the year	$(3,487,757)	$(479,341)
Items not involving cash flows from operating activities:
Transaction costs	38,280	299,839
Items not involving cash:
Depreciation	556	157
Amortization of intangible assets	326	129
Professional fees paid in shares	2,871,164	-
Sales and marketing fees paid in shares	73,500	-
Financing fees paid in shares	12,823	-
Loss on disposal of capital assets	-	72
Fair value of services rendered by shareholder	-	45,269
	(491,108)	(133,875)

Net changes in non cash working capital:
Decrease (increase) in accounts receivable	(76,561)	3,839
Decrease (increase) in inventory	(40,240)	66,239
Decrease (increase) in prepaid expenses	1,496	(4,582)
Decrease (increase) in related party receivables	(672)	-
Increase (decrease) in income taxes payable	(898)	(765)
Increase (decrease) in accounts payable and accrued liabilities	65,941	37,498
	(50,934)	102,229
Cash used in operating activities	(542,042)	(31,646)

Investing Activities
Cash received upon completion of Reverse Acquisition Transaction	-	1,552
Transaction costs	(95,011)	(215,000)
Capital assets	(39,957)	-
Intangible assets	(3,500)	-
Cash used in investing activities	(138,468)	(213,448)

Financing Activities
Share subscription proceeds	528,195	383,000
Proceeds from promissory notes payable	100,300	-
Repayments of promissory notes payable	(54,200)	-
Payments to related parties	-	(37,231)
Proceeds from related parties	-	6,272
Cash provided by financing activities	574,295	352,041

Effects of Foreign Currency Translation	(35,054)	31,271

Change in cash	(141,269)	138,218
Cash and cash equivalents beginning of year	155,735	17,517
Cash and cash equivalents end of year	$14,466	$155,735

The accompanying notes form an integral part of these consolidated financial statements.

F-7

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

1.	Nature of Operations and Reverse Acquisition Transaction

Franchise Holdings International, Inc. (the "Company") was incorporated in the State of Nevada on April 2, 2003. FSGI Corporation was incorporated in the State of Florida on May 15, 1997, and in a reorganization on December 21, 1998 with another corporation named The Martial Arts Network On Line, Inc. (originally incorporated in Florida on May 23, 1996), changed its name to TMAN Global.Com, Inc. Franchise Holdings International, Inc. and TMAN Global.Com, Inc. consummated a merger on April 30, 2003 whereby Franchise Holdings International, Inc. exchanged 1 common share for all the 90,861 outstanding common shares of TMAN Global.Com, Inc. The purpose of the transaction was a change of domicile. Pursuant to the merger terms, Franchise Holdings International, Inc. was the surviving corporation and TMAN Global.Com, Inc. ceased to exist.

During the year ended December 31, 2014, the Company completed a reverse acquisition transaction (the "Reverse Acquisition") with TruXmart Ltd. ("TruXmart"), a company located at 1895 Clements Road, Unit 155, Pickering, Ontario, Canada. TruXmart designs and distributes truck tonneau covers in Canada and the United States. Prior to the completion of the Reverse Acquisition, TruXmart owned 2,300,000 shares of the Company, representing an 80.96% ownership stake in the Company. Pursuant to the Reverse Acquisition, the sole shareholder of TruXmart acquired the 2,300,000 shares from TruXmart and an additional 37,700,000 shares of the Company from the Company in exchange for all 4,791 Class A common shares of TruXmart. Following completion of the Reverse Acquisition, the former sole shareholder of TruXmart owned 40,000,000 of the 40,540,864 issued and outstanding shares of the Company, representing a 98.67% ownership stake in the Company. The Company was unable to issue the securities until such time as it filed a Form S 1 with the U.S. Securities Exchange Commission. During the year ended December 31, 2015, the Company filed the Form S 1 and issued the 37,700,000 shares of its common stock.

During the year ended December 31, 2014, the Company incurred transaction costs of $299,839 which were included in the net loss and comprehensive loss for the year. As at December 31, 2015, $15,101(2014 $84,389) of the transaction costs were included in accounts payable and accrued liabilities.

The transaction was accounted for as a reverse acquisition, as owners and management of TruXmart have voting and operating control of the Company following completion of the Reverse Acquisition.

The accompanying financial statements include the activities of Franchise Holdings International, Inc., its predecessor corporations and TruXmart.

F-8

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

2.	Basis of Presentation and Going Concern

a)	Statement of Compliance

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") as issued by the Financial Accounting Standards Board ("FASB").

b)	Basis of Measurement

The Company's financial statements have been prepared on the historical cost basis.

c)	Functional and Presentation Currency

These financial statements are presented in United States Dollars. The functional currency of the Company is the Canadian Dollar.

d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

e)	Going Concern

These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. During the year ended December 31, 2015, the Company incurred a net loss of $3,487,757, and as of that date, the Company's deficit was $4,051,935. While the Company has demonstrated the ability to generate revenue, there are no assurances that it will be able to achieve level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment.

F-9

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

3.	Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents includes cash on account and demand deposits with reputable financial institutions.

Inventory

Inventory is stated at the lower of cost or market, with cost being determined by the first in, first out (FIFO) basis. Cost includes the cost of materials plus direct labor applied to the product.

Revenue Recognition

Sales are recognized when products are shipped, with no right of return, and the title and risk of loss has passed to unaffiliated customers or when they are delivered based on the terms of the sale, there is persuasive evidence of an agreement, the price is fixed or determinable and collectibility is reasonably assured. Revenue related to shipping and handling costs billed to customers is included in net sales and the related shipping and handling costs are included in cost of products sold.

Property and Equipment

Capital assets are recorded at cost and are amortized using the straight line method over the estimated useful lives:

Furniture and equipment	5 years

Computers	3 years

As at December 31, 2015, the Company's product molds were not yet ready for use. As such, they have not been amortized during the year ended December 31, 2015.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Tax positions initially need to be recognized in the financial statements when it is more likely than not the positions will be sustained upon examination by the tax authorities.

F-10

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

3.	Significant Accounting Policies (continued)

Foreign Currency Translation

Transactions denominated in foreign currencies are initially recorded in the functional currency using exchange rates in effect at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using exchange rates prevailing at the end of the reporting period. All exchange gains and losses are included in the statement of operations and deficit.

For the purpose of presenting financial statements in United States Dollars, the assets and liabilities are expressed in United States Dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive loss and reported as cumulative translation adjustment in shareholder's equity.

Financial Instruments

Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) 825, Disclosures about Fair Value of Financial Instruments, requires disclosures of the fair value of financial instruments. The carrying value of the Company's current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and shareholder loan, approximates their fair values because of the short term maturities of these instruments.

Measurement

The Company initially measures its financial instrument at fair value, except for certain non arm's length transactions.

The Company subsequently measures all its financial assets and financial liabilities at amortized cost, except for investments in equity instruments that are quoted in an active market, which are measured at fair value. Changes in fair value are recognized in earnings for the period in which they occur.

Financial assets measured at amortized cost include cash and cash equivalents, accounts receivable, related party receivable, other receivables and share subscriptions receivable.

Financial liabilities measured at amortized cost include accounts payable and accrued liabilities, and promissory note payable.

Impairment

Financial assets measured at cost are tested for impairment when there are indicators of impairment. The amount of the write down is recognized in earnings for the period. The previously recognized impairment loss may be reversed to the extent of the improvement, directly or by adjusting the allowance account, provided it is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in earnings for the period.

F-11

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

3.	Significant Accounting Policies (continued)

Financial Instruments (continued)

Transaction costs

The entity recognizes its transaction costs in net income in the period incurred. However, financial instruments that will not be subsequently measure at fair value are adjusted by the transaction costs that are directly attributable to their origination, issuance or assumption.

Impairment of Long Lived Assets

A long lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying value amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long lived assets exceeds its fair value.

Related Party Transactions

All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

Intangible Assets

The useful life of intangible assets is assessed as either finite or indefinite. Following the initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

Intangible assets with finite useful lives are carried at cost less accumulated amortization. Amortization is calculated using the straight line method over the estimated useful lives.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis. If impairment indicators are present, these assets are subject to an impairment review. Any loss resulting from impairment of intangible assets is expensed in the period the impairment is identified.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014 15, "Presentation of Financial Statements Going Concern". The guidance requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity's ability to continue as a going concern within one year after the date financial statements are issued. ASU 2014 15 is effective for the annual period ending after December 31, 2016, and for annual periods and interim periods thereafter, with early application permitted. The Company is evaluating the new standard, but does not, at this time, expect this standard to have a material impact on its consolidated financial statements.

F-12

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

3.	Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

In August 2015, the FASB issued ASU No. 2015 14, "Revenue from Contracts with Customers" which defers the effective date of ASU 2014 09 for all entities by one year. The guidance in "Revenue Recognition (Topic 606)" requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2015 14 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and is to be applied retrospectively, with early application not permitted. The Company is evaluating the new standard, but does not, at this time, expect this standard to have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015 02, "Amendments to the Consolidation Analysis". The guidance in "Consolidation" (Topic 810) responds to stakeholder concerns about the current accounting for consolidation of certain legal entities. ASU No. 2015 02 is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2015. The Company is evaluating the new standard, but does not, at this time, expect this standard to have a material impact on its consolidated financial statements.

In July 2015, the FASB issued ASU 2015 11, "Inventory" which requires entities to measure inventory at the lower of cost and net realizable value with net realizable value being the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. ASU 2015 11 is effective for fiscal years beginning after December 15, 2016 including interim periods within those fiscal years. The Company is evaluating the new standard, but does not, at this time, expect this standard to have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU 2015 3, "Interest Imputation of Interest Simplifying the Presentation of Debt Issuance Costs." To simplify presentation of debt issuance costs, the amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the consolidated balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. ASU 2015 3 is effective for fiscal years beginning after December 15, 2015 including interim periods within those fiscal years. The Company does not expect this standard to have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016 02, "Leases" which was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in ASU 2016 02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is evaluating the effect the new standard will have on the financial statements.

F-13

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

4.	Inventory

Inventory is comprised of:

	2015	2014

Finished goods	$113,753	$79,527
Promotional items	12,258	6,023
Raw materials	2,995	3,216

	$129,006	$88,766

5.	Property and Equipment

Major classes of property and equipment are as follows:

	2015
	Cost	Accumulated Amortization	Net	2014 Net

Equipment	$2,102	$358	$1,744	$-
Product molds	37,243	-	37,243	-
Computers	610	196	414	-

	$39,955	$554	$39,401	$-

6.	Intangible Assets

Intangible assets consist of costs incurred to establish the TruXmart Tri Fold and Smart Fold patent technology, as well as the Company's website. The patent was issued August 26, 2014. The patent will be amortized on a straight line basis over its useful life of 25 years. The Company's website has an indefinite useful life and has not been amortized.

	December 31, 2015			December 31,
	Cost	Accumulated Amortization	Net	2014 Net

Patent	$7,718	$438	$7,280	$7,589
Website	3,500	-	3,500	-

	$11,218	$438	$10,780	$7,589

F-14

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

7.	Promissory Notes Payable

In October, 2015, the Company entered into a secured promissory note with an investor in the principal amount of 102,000 Canadian Dollars. The Company received proceeds of 75,000 Canadian Dollars and 27,000 Canadian Dollars was recorded as an original issue discount which will be accreted over the life of the note to interest expense. The promissory note requires a daily payment of 324 Canadian Dollars until January 26, 2017 and carries a 40.0% interest rate. The promissory note is secured by all assets of the Company. The outstanding principal balance on the note at December 31, 2015 was 87,480 Canadian Dollars.

In October, 2015, the Company entered into an unsecured promissory note with an investor in the principal amount of 25,300 Canadian Dollars. The proceeds were wired directly to a supplier of the Company to secure production capacity. In connection with this note, the Company issued 100,000 shares of common stock valued at $26,000. The fair value of the consideration given under this agreement was allocated proportionately to the two instruments (the note and common stock) resulting in $12,823 being allocated to the common stock and a debt discount. By December 31, 2015, the note was repaid and the debt discount was recognized as interest expense.

The amounts repayable under the secured promissory note are as follows:

	2015	2014

Balance owing, December 31, 2015	$46,100	$-

Less amounts due within one year	(41,456)	-

	$4,644	$-

8.	Share Capital

The Company is authorized to issue 20,000,000 shares of its common stock with a par value of $0.0001. All shares are ranked equally with regards to the Company's residual assets.

During the year ended December 31, 2014, the Company received subscriptions for 2,775,360 shares of its common stock for proceeds of $383,000. As at December 31, 2014, the shares had yet to be issued and the full amount of the proceeds has been included in share subscriptions payable. During the year ended December 31, 2015, the Company issued the common shares.

During the year ended December 31, 2015, the Company issued 3,253,052 shares of its common stock at an average price of $0.162 per share for proceeds of $527,815. As at December 31, 2015, 403,060 of the common shares had yet to be issued, however, these shares were issued subsequent to December 31, 2015.

During the year ended December 31, 2015, the Company issued 60,000 shares of its common stock at a price of $0.138 per share to Ryan Goulding Services, LLC, for services performed, pursuant to a settlement agreement, dated February 12, 2015, by and among the Company, Securities Counselors, Inc. and Belair Capital Partners, Inc. The fair value of the common shares of $8,280 has been expensed as transaction costs during the year ended December 31, 2015.

F-15

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

8.	Share Capital (continued)

During the year ended December 31, 2015, the Company issued 2,178,866 shares of its common stock at a price of $0.138 per share as settlement for amounts payable pursuant to an advisory agreement disclosed in note 13(b). Of he total fair value of the common shares of $300,684, $40,000 was included in professional fees expense during the year ended December 31, 2014 and was included in accounts payable and accrued liabilities as at that date. The remaining $260,684 has been expensed as professional fees during the year ended December 31, 2015.

During the year ended December 31, 2015, the Company issued 500,000 shares of its common stock to a key sales consultant with respect to services rendered to the Company at a deemed price of $0.147 per share. The fair value of $73,500 is included in sales and marketing expense for the year ended December 31, 2015.

During the year ended December 31, 2015, the Company issued 15,500,000 to various consultants and advisors pursuant to agreements disclosed in notes 12(c) through (g) at a deemed price of $0.147 per share.

During the year ended December 31, 2015, the Company issued 2,380,000 common shares to various consultants at a deemed price of $0.147 per share in exchange for cash of $2,380 and services in the amount of $347,480 that are included in professional fees for the year ended December 31, 2015.

The deemed price of $0.147 used to value the common shares issued to the sales and other consultants was calculated as the weighted average price per share for all subscriptions for common shares of the Company's stock that were paid in cash during the year ended December 31, 2015.

During the year ended December 31, 2015, the Company issued 100,000 common shares to a lender at a deemed price of $0.26 per share in exchange for advancing 25,300 Canadian Dollars to the Company via an unsecured promissory note, the full amount of which was repaid as at December 31, 2015. In connection with this note, the Company issued 100,000 shares of common stock valued at $26,000. The fair value of the consideration given under this agreement was allocated proportionately to the two instruments (the note and common stock) resulting in $12,823 being allocated to the common stock.

During the year ended December 31, 2015, the Company issued 37,700,000 shares of its common stock to the former sole shareholder of TruXmart in connection with the Reverse Acquisition described in note 1.

As at December 31, 2015, the Company's net loss per weighted average number of shares outstanding is as follows:

	2015	2014

Net loss for the year	$(3,487,757)	$(479,341)

Weighted average number of shares (basic and diluted)	40,460,153	125,801

Loss per weighted average share (basic and diluted)	$-	$(4)

F-16

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

9.	Related Party Transactions

During the year ended December 31, 2015, the Company recorded salaries expense of $48,178 (2014 $Nil) and office and general expenses of $Nil (2014 $45,269) related to the fair market value of services rendered to the Company by its CEO. Of the office and general expenses, $Nil (2014 $14,310) was charged to capital surplus and $Nil (2014 $30,959) was charged to the shareholder loan account.

10.	Income Taxes

a)	The income tax expense is reconciled per the schedule below:

	2015	2014

Net loss before income taxes	$(3,487,757)	$(479,341)

Fair value of services rendered by shareholder	-	45,269
Depreciation	178	(72)
Non deductible portion of meals and entertainment	516	17
Share based compensation	2,970,464	-
Transaction costs	(12,045)	233,738
Adjusted net loss for tax purposes	(528,644)	(200,389)

Statutory rate	25.1%	23.61%

	(132,682)	(47,306)
Valuation allowance	132,682	47,306
Provision for income taxes	$-	$-

b)	Deferred Income Tax Assets

The tax effects of temporary differences that give rise to the deferred income tax assets at December 31, 2015 and 2014 are as follows:

	2015	2014

Net operating loss carry forwards	$183,339	$47,312
Transaction costs	42,406	45,597
	225,745	92,909
Deferred tax assets not recognized	(225,745)	(92,909)

Net expected deferred income tax recovery	$-	$-

F-17

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

11.	Financial Instruments

Credit Risk

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit balances. The Company incurred bad debt expense of $Nil during the year ended December 31, 2015 (2014 $Nil).

Currency Risk

The Company is exposed to currency risk on its sales and purchases denominated in Canadian Dollars. The Company actively manages these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

As at December 31, 2015, cash includes 17,738 Canadian Dollars, accounts receivable includes 39,187 Canadian Dollars, related party receivable includes 12,387 Canadian Dollars, accounts payable and accrued expenses include 108,100 Canadian Dollars, income taxes payable includes 6,439 Canadian Dollars and promissory note payable includes 63,803 Canadian Dollars.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on cash flows generated from operations, as well as injections of capital through the issuance of the Company's capital stock to settle its liabilities when they become due.

Interest Rate Risk

The Company is not exposed to significant interest rate risk due to the short term maturity of its monetary current assets and current liabilities.

Concentration of Supplier Risk

The Company purchases all of its inventory from one supplier source in Asia. The Company carries significant strategic inventories of these materials to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of this key supplier or a delay in shipments could have an adverse effect on its business.

F-18

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

11.	Financial Instruments (continued)

Concentration of Customer Risk

The following table includes the percentage of the Company's sales to significant customers for the fiscal years ended December 31, 2015 and 2014. A customer is considered to be significant if they account for greater than 10% of the Company's annual sales.

	2015	2014

Customer A	23.2	47.3
Customer B	22.3	-
Customer C	19.1	24.6
Customer D	12.0	-

	76.6	71.9

The loss of any of these key customers could have an adverse effect on the Company's business.

12.	Commitments

a)

During the year ended December 31, 2014, the Company entered into a License Agreement whereby the Company was granted an exclusive license under Patent Rights to make, use, offer for sale, import or sell a proprietary latching system developed and patented by the Company's shareholder (the "Licensor"). The License Agreement allows the Company to manufacture or sub license the patented latching system and provide services utilizing the patented latching system within the United States and its territories and possessions and any foreign countries where Patent Rights exist. The License Agreement does not require the payment of license issue fees or royalties, however, the Company will be required to maintain any fees or costs associated to keep the patent active. The License Agreement will be in effect for the life of the last to expire patent or last to be abandoned patent application licensed under this Agreement, whichever is later. The Company will have the right to terminate the Agreement in whole or as to any portion of Patent Rights at any time by giving such notice to the Licensor. Should the Company violate or fail to perform any term of this Agreement, the Licensor may give written notice of such default ("Notice of Default") to the Company. Should the Company fail to repair such default within sixty days, of the effective date of such notice, the Licensor will have the right to terminate the License Agreement and the licenses therein by a second written notice ("Notice of Termination") to the Company. If a Notice of Termination is sent to the Company, the License Agreement will automatically terminate on the effective date of such notice.

F-19

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

12.	Commitments (continued)

b)

During the year ended December 31, 2014, the Company entered into an agreement (the "Advisory Agreement") for the provision of corporate advisory services including, but not limited to, the completion of a Going Public Transaction. Pursuant to the Advisory Agreement, the Company will pay a monthly fee of 5,000 Canadian Dollars (the "Advisory Fee") until May 1, 2016 unless the Advisory Agreement is extended by mutual agreement of the parties. Payment of the Advisory Fee will be deferred until such time as a Going Public Transaction is completed and the Company raises not less than 400,000 Canadian Dollars in its sales of stock and/ or other securities. The Advisory Agreement can be terminated for any reason by either party with ninety days written notice submitted by the party requesting the cancellation. In the event that the cancellation is for cause, the notification period can be reduced to thirty days subject to certain procedural requirements as defined in the Advisory Agreement.

During the year ended December 31, 2015, the Advisory Agreement was amended by the parties such that the Company was to issue a number of shares of its common stock representing 4.99% of the issued and outstanding shares at the time of the amendment as full and final settlement of the accrued fees owing per the Advisory Agreement. During the year ended December 31, 2015, the Company issued 2,178,866 shares of its common stock with a fair value of $300,684 as settlement of the outstanding fees owed pursuant to the Advisory Agreement.

c)

During the year ended December 31, 2015, the Company entered into an agreement (the "Business Advisory Agreement") for the provision of various business advisory services including, but not limited to, marketing, business and product development, and supplier and customer relationship management for a period of 365 days. In exchange for these services, the Company was to issue 3,200,000 shares of its capital stock with a fair value of $470,400. The fair value consists of cash subscription proceeds of $3,200, and $467,200 which has been included in professional fees expense for the year ended December 31, 2015.

The Business Advisory Agreement can be terminated for any reason by either party with thirty days written notice submitted by the party requesting the cancellation.

d)

During the year ended December 31, 2015, the Company entered into an agreement (the "Service Agreement") for the provision of various services including, but not limited to, corporate branding, communications strategies and corporate strategy for a period of 180 days. In exchange for these services, the Company was to issue 2,900,000 shares of its capital stock with a fair value of $426,300. The fair value consists of cash subscription proceeds of $2,900 and $423,400 which has been included in professional fees expense for the year ended December 31, 2015.

The Service Agreement can be terminated for any reason by either party with ten days written notice submitted by the party requesting the cancellation.

F-20

Franchise Holdings International, Inc.

Consolidated Notes to the Financial Statements

For the years ended December 31, 2015 and 2014

12.	Commitments (continued)

e)

During the year ended December 31, 2015, the Company entered into an agreement (the "Service Agreement") for the provision of various services including, but not limited to, business, product, and relationship development and corporate strategy for a period of 180 days. In exchange for these services, the Company was to issue 3,000,000 shares of its capital stock with a fair value of $441,000. The fair value consists of cash subscription proceeds of $3,000 and $438,000 which has been included in professional fees expense for the year ended December 31, 2015.

The Service Agreement can be terminated for any reason by either party with ten days written notice submitted by the party requesting the cancellation.

f)

During the year ended December 31, 2015, the Company entered into an agreement (the "Business Advisory Agreement") for the provision of various business advisory services including, but not limited to, funding and financing strategies and capital structure planning and management for a period of 180 days. In exchange for these services, the Company was to issue 3,300,000 shares of its capital stock with a fair value of $485,100. The fair value consists of cash subscription proceeds of $3,300 and $481,800 which has been included in professional fees expense for the year ended December 31, 2015. The Business Advisory Agreement can be terminated for any reason by either party with thirty days written notice submitted by the party requesting the cancellation.

g)

During the year ended December 31, 2015, the Company entered into an agreement (the "Marketing Services Agreement") for the provision of various business advisory services including, but not limited to, strategic marketing and brand development and communications and branding research for a period of 180 days. In exchange for these services, the Company was to issue 3,100,000 shares of its capital stock with a fair value of $455,700. The fair value consists of cash subscription proceeds of $3,100 and $452,600 which has been included in professional fees expense for the year ended December 31, 2015. The Marketing Services Agreement can be terminated for any reason by either party with thirty days written notice submitted by the party requesting the cancellation.

h)

Entered into a License Agreement whereby the Company was granted an exclusive license under Patent Rights to make, use, offer for sale, import or sell a proprietary latching system developed and patented by the Company's shareholder (the "Licensor"). The License Agreement allows the Company to manufacture or sub license the patented latching system and provide services utilizing the patented latching system within the United States and its territories and possessions and any foreign countries where Patent Rights exist. The License Agreement does not require the payment of license issue fees or royalties, however, the Company will be required to maintain any fees or costs associated to keep the patent active. The License Agreement will be in effect for the life of the last to expire patent or last to be abandoned patent application licensed under this Agreement, whichever is later. The Company will have the right to terminate the Agreement in whole or as to any portion of Patent Rights at any time by giving such notice to the Licensor. Should the Company violate or fail to perform any term of this Agreement, the Licensor may give written notice of such default ("Notice of Default") to the Company. Should the Company fail to repair such default within sixty days, of the effective date of such notice, the Licensor will have the right to terminate the License Agreement and the licenses therein by a second written notice ("Notice of Termination") to the Company. If a Notice of Termination is sent to the Company, the License Agreement will automatically terminate on the effective date of such notice.

13.	Evaluation of Subsequent Events

The Company evaluated all subsequent events after the balance sheet date through May 5, 2016, the date the financial statements were available to be issued, and concluded there were no events or transactions occurring during this period that required recognition or disclosure in the financial statements.

F-21

Franchise Holdings International, Inc.

Condensed Consolidated Balance Sheets

Unaudited

	March 31, 2016	December 31, 2015
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$-	$14,466
Accounts receivable	60,634	95,563
Inventory	101,358	129,006
Related party receivable	10,631	8,950
Prepaid expenses and deposits	8,107	4,606
Total Current Assets	180,730	252,591

Property and Equipment, Net	39,245	39,401

Intangible Assets, Net	10,703	10,780

Total Assets	$230,678	$302,772

Liabilities and Shareholders' Equity (Deficit)

Current Liabilities
Bank overdraft	$1,316	$-
Accounts payable and accrued liabilities	270,540	248,300
Income taxes payable	4,958	4,653
Current portion of promissory notes payable, net of
discount (note 3)	46,105	41,456
Total Current Liabilities	322,919	294,409

Promissory Note Payable, Net of Current
Portion (note 3)	-	4,644
Total Liabilities	322,919	299,053
Commitments and Contingencies

Shareholders' Equity (Deficit)

Common stock, $0.0001 par value, 100,000,000 shares authorized, 67,288,142 and 66,885,082 shares issued and outstanding as of March 31, 2016 and December 31, 2015 respectively	6,729	6,689
Additional paid in capital	4,072,637	3,984,662
Cumulative translation adjustment	(14,818)	(6,212)
Share subscriptions payable	-	88,015
Share subscriptions receivable	(17,500)	(17,500)
Accumulated deficit	(4,139,289)	(4,051,935)

Total Shareholders' Equity (Deficit)	(92,241)	3,719

Total Liabilities and Shareholders' Equity (Deficit)	$230,678	$302,772

See accompanying notes to the unaudited condensed consolidated financial statements.

F-22

Franchise Holdings International, Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

For the three month periods ended March 31, 2016 and 2015

Unaudited

	2016	2015
	(Unaudited)	(Unaudited)

Net Sales	$93,508	$78,176

Cost of Goods Sold	87,217	62,286

Gross Profit	6,291	15,890

Operating Expenses
General and administrative	29,830	18,067
Sales and marketing	21,381	8,365
Professional fees	34,371	13,984
Loss (gain) on foreign exchange	(1,368)	450
Total operating expenses	84,214	40,866
Loss from operations	(77,923)	(24,976)

Other Income (Expense)
Interest expense	(9,431)	(710)
Total other income (expense)	(9,431)	(710)

Net Loss for the period	(87,354)	(25,686)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(8,606)	(5,537)

Comprehensive Loss for the period	$(95,960)	$(31,223)

Weighted Average Number of Shares (basic and diluted)	67,265,996	3,403,907

Loss per Weighted Average Share (basic and diluted)	$-	$-

See accompanying notes to the unaudited condensed consolidated financial statements.

F-23

Franchise Holdings International, Inc.

Condensed Consolidated Statements of Cash Flows

For the three month periods ended March 31, 2016 and 2015

Unaudited

	2016	2015
	(Unaudited)	(Unaudited)

Cash Flows from Operating Activities
Net Loss	$(87,354)	$(25,686)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	233	153
Accretion of debt discount	4,081	-
Fair value of services rendered by shareholder	-	10,072
	(83,040)	(15,461)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	34,929	1,938
Decrease (increase) in inventory	27,648	(83,777)
Decrease (increase) in prepaid expenses and deposits	(3,501)	(1,316)
Decrease (increase) in related party receivables	(1,681)	485
Increase (decrease) in income taxes payable	305	(467)
Increase (decrease) in accounts payable and accrued liabilities	22,240	83,684
	79,940	547
Net cash used in operating activities	(3,100)	(14,914)

Cash Flows from Investing Activities
Purchase of property and equipment	-	(2,061)
Transaction costs	-	(53,150)
Purchase of intangible assets	-	(3,110)
Net cash used in investing activities	-	(58,321)

Cash Flows from Financing Activities
Overdraft proceeds	1,316	-
Share subscription proceeds	-	279,800
Payments to related parties	-	(6,954)
Repayments of promissory notes payable	(4,076)	-

Net cash (used in) provided by financing activities	(2,760)	272,846

Effects of Foreign Currency Translation	(8,606)	(5,537)

Change in cash	(14,466)	194,074
Cash and cash equivalents beginning of period	14,466	155,735
Cash and cash equivalents end of period	$-	$349,809

See accompanying notes to the unaudited condensed consolidated financial statements.

F-24

Franchise Holdings International, Inc.

Notes to the Condensed Consolidated Financial Statements

For the three month periods ended March 31, 2016 and 2015

Unaudited

1.	Basis of Presentation and Going Concern

a)	Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary in order to make the financial statements not misleading and for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three month period ended March 31, 2016 are not necessarily indicated of the results that may be expected for the year ending December 31, 2016. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10 K for the year ended December 31, 2015 filed with the SEC on May 9, 2016.

b)	Functional and Presentation Currency

These interim financial statements are presented in United States Dollars. The functional currency of the Company is the Canadian Dollar. For purposes of preparing these interim financial statements, balances denominated in Canadian Dollars outstanding at March 31, 2016 were converted into United States Dollars at a rate of 1.2987 Canadian Dollars to one United States Dollar. Transactions denominated in Canadian Dollars for the period ended March 31, 2016 were converted into United States Dollars at a rate of 1.3748 Canadian Dollars to one United States Dollar.

c)	Use of Estimates

The preparation of condensed unaudited financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

e)	Going Concern

These condensed unaudited financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. During the three month period ended March 31, 2016, the Company incurred a net loss of $87,354, and as of that date, the Company's accumulated deficit was $4,139,289. While the Company has demonstrated the ability to generate revenue, there are no assurances that it will be able to achieve level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment.

F-25

Franchise Holdings International, Inc.

Notes to the Condensed Consolidated Financial Statements

For the three month periods ended March 31, 2016 and 2015

Unaudited

2.	Significant Accounting Policies

The accounting polices used in the preparation of these interim unaudited consolidated financial statements are consistent with those of the Company's audited financial statements for the year ended December 31, 2015.

3.	Promissory Notes Payable

In October, 2015, the Company entered into a secured promissory note with an investor in the principal amount of 102,000 Canadian Dollars ($79,768). The Company received proceeds of 75,000 Canadian Dollars ($58,653) and 27,000 Canadian Dollars ($21,115) was recorded as an original issue discount which will be accreted over the life of the note to interest expense. The promissory note requires a daily payment of 324 Canadian Dollars ($249) until January 26, 2017 and carries a 40.0% interest rate. The promissory note is secured by all assets of the Company. The outstanding principal balance on the note at March 31, 2016 was 77,943 Canadian Dollars ($60,016) and the carrying amount of the original issue discount was 18,067 Canadian Dollars ($13,911). The outstanding principal balance on the note at December 31, 2015 was 87,480 Canadian Dollars ($63,208) and the carrying amount of the original issue discount was 23,677 Canadian Dollars ($17,108).

The amounts repayable under the secured promissory note as at March 31, 2016 were as follows:

Balance owing, March 31, 2016	$46,105

Less amounts due within one year	(46,105)

$-

The amounts repayable under the secured promissory note as at December 31, 2015 were as follows:

Balance owing, December 31, 2015	$46,100

Less amounts due within one year	(41,456)

$4,644

4.	Common Stock

The Company is authorized to issue 100,000,000 shares of its common stock with a par value of $0.0001. All shares are ranked equally with regards to the Company's residual assets.

During the three months ended March 31, 2016, the Company issued 403,060 common shares, the proceeds of which were received during the year ended December 31, 2015.

F-26

Franchise Holdings International, Inc.

Notes to the Condensed Consolidated Financial Statements

For the three month periods ended March 31, 2016 and 2015

Unaudited

5.	Related Party Transactions

During the period ended March 31, 2016, the Company recorded salaries expense of $5,808 (2015 $0) office and general expenses of $0 (2015 $10,072) related to services rendered to the Company by its major shareholder.

6.	Financial Instruments

Credit Risk

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company has adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit balances. The Company incurred bad debt expense of $0 during the period ended March 31, 2016 (2015 $0).

Currency Risk

The Company is exposed to currency risk on its sales and purchases denominated in Canadian Dollars. The Company actively manages these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on cash flows generated from operations, as well as injections of capital through the issuance of the Company's capital stock to settle its liabilities when they become due.

Concentration of Supplier Risk

The Company purchases all of its inventory from one supplier source in Asia. The Company carries significant strategic inventories of these materials to reduce the risk associated with this concentration of suppliers. Strategic inventories are managed based on demand. To date, the Company has been able to obtain adequate supplies of the materials used in the production of its products in a timely manner from existing sources. The loss of this key supplier or a delay in shipments could have an adverse effect on its business.

F-27

Franchise Holdings International, Inc.

Notes to the Condensed Consolidated Financial Statements

For the three month periods ended March 31, 2016 and 2015

Unaudited

6.	Financial Instruments (continued)

Concentration of Customer Risk

The following table includes the percentage of the Company's sales to significant customers for the three months ended March 31, 2016 and 2015. A customer is considered to be significant if they account for greater than 10% of the Company's annual sales.

	2016	2015

Customer A	47.4	27.3
Customer B	13.5	-
Customer C	11.0	-
Customer D	10.2	3.9
Customer E	0.2	48.5

	82.3	79.7

The loss of any of these key customers could have an adverse effect on the Company's business.

7.	Reclassification

Certain comparative figures have been re classified to conform to the current period's presentation.

8.	Evaluation of Subsequent Events

Subsequent to March 31, 2016, the Company entered into a Equity Purchase Agreement (the "Agreement") pursuant to which the Company will issue up to $1,000,000 of the Company's common stock. All sales of the Company's stock pursuant to the Agreement are subject to the Company fulfilling certain conditions contained therein, including the filing and effectiveness of a registration document with the SEC to register the shares of the common stock to be sold.

The Company evaluated all subsequent events after the balance sheet date through June 1, 2016, the date the financial statements were available to be issued, and concluded there were no events or transactions occurring during this period that required recognition or disclosure in the financial statements other than that mentioned above.

F-28

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are our expenses related to our offering:

Securities and Exchange Commission Registration Fee	$134.88
Legal Fees	$7,500
Accounting Fees*	$4,000
Printing and Engraving*	$0
Blue Sky Qualification Fees and Expenses*	$0
Transfer Agent Fee*	$750.00
Miscellaneous*	$0
TOTAL	$12,384.88

______________

* Estimated costs

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is a Nevada corporation and the provisions of the Nevada Revised Statutes will be applicable to the indemnification the Registrant offers to its officers, directors and agents. In its By-laws the Registrant generally agrees to indemnify each person who is a director or officer of the Registrant, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with the Registrant's By-laws, to the fullest extent permissible by the Nevada Revised Statutes or other applicable laws. In its By-laws the Registrant indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under the Articles of Incorporation, the By-laws, and the Nevada Revised Statutes, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages, or expenses in defense of an action, for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or serving in such capacity for another entity at the request of the Registrant, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or there is reasonable cause to believe it was unlawful, or (iii) for any transaction from which the director derived an improper personal benefit. The Registrant has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of the Registrant's consummation of a business combination, including such consummations wherein the Registrant is merged into or reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Nevada Revised Statutes and also the Registrant's Articles of Incorporation and By-laws, filed herewith as exhibits.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Below is a chart of all the shareholders who purchased shares since December 31, 2014. The chart provides detail on the sales price of the common stock of the Company, person purchasing the security, the date and amount of the security.

During the year ended December 31, 2015, the Company completed the following unregistered sales of equity securities, all pursuant to Rule 506(b) of Regulation D:

1.	Luigi Ruffolo purchased 100,000 shares for $13,800.
2.	Santerra Asset Management and Development, Inc. purchased 108,696 shares for $15,000.
3.	Jospeh Panetta purchased 108,696 shares for $15,000.
4.	Donald Bayer purchased 362,319 shares for $50,000, which shares were issued on May 22, 2015.
5.	Sonia Platnick purchased 724,638 shares for $100,000, which shares were issued on May 22, 2015.
6.	Robert Oliva purchased 362,310 shares for $50,000, which shares were issued on May 22, 2015.
7.	Nadia Milton purchased 7,247 shares for $1,000.
8.	Rocco Pannese purchased 36,232 shares for $5,000.
9.	Bettie DiFeo purchased 36,232 shares for $5,000.
10.	Nello Cappabocia purchased 36,232 shares for $5,000.
11.	Elisa Urbano purchased 72,462 shares for $10,000.
12.	Michael Zanini purchased 36,232 shares for $5,000.
13.	Christian Mancini purchased 36,232 shares for $5,000.

Each sale above was at a price per share of $.138 and was completed pursuant to a subscription agreement, dated February 10, 2015.

1.	Sonia Platnick purchased 500,000 shares for $100,000 at $.20 per share pursuant to subscription agreement, dated June 5, 2015.
2.	New Hampton Investments LLC purchased 250,000 shares for $50,000 at $.20 per share pursuant to subscription agreements, dated June 5, 2015.

Also, the following shares were issued pursuant to subscription agreements, each dated during June, 2015:

1.	Gordon Christopher Hall purchased 95,000 shares at $.001 per share.
2.	Peter Holmes purchased 95,000 shares at $.001 per share.
3.	Sonia Platnick purchased 1,000,000 shares at $.001 per share.
4.	Luigi Ruffolo purchased 500,000 shares at $.001 per share.
5.	Alexander Marchese purchased 500,000 shares at $.001 per share.
6.	Swave Studios Inc. purchased 190,000 shares at $.001 per share.
7.	1369781 Ontario Inc. purchased 3,300,000 shares at $.001 per share.
8.	2224342 Ontario Inc, purchased 3,200,000 shares at $.001 per share.
9.	Marchese Design Inc. purchased 3,100,000 shares at $.001 per share.
10.	JAAM Capital Inc. purchased 3,000,000 shares at $.001 per share.
11.	1901941 Ontario Corp. purchased 2,900,000 shares at $.001 per share.

Issuer Purchases of Equity Securities

There were no repurchases of shares of the Company's common stock or unregistered sales of securities during the three months ended March 31, 2016.

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ITEM 16. EXHIBITS

3.1	Articles of Incorporation of Franchise Holdings International, Inc. (filed as an exhibit to registrant's Form 10-KSB, filed on October 13, 1999 and incorporated herein by reference).

3.2	By-Laws of Franchise Holdings International, Inc. (filed as an exhibit to registrant's Form 10-KSB, filed on October 13, 1999 and incorporated herein by reference).

3.3	Articles of Merger of TMAN Global.com, Inc. and Franchise Holdings International, Inc. (Filed as an exhibit to the registrant's Form 10-Q, filed April 24, 2009 and incorporated by reference herein).

5.1	Opinion of McMurdo Law Group, LLC, legal counsel.

10.1

Definitive Share Exchange Agreement, dated as of December 16 2014, by and among the Company, Steven Rossi and TruXmart, Ltd. (filed as an exhibit to the registrant's Form 8-K, filed on December 17, 2014 and incorporated by reference herein)

10.2

Equity Purchase Agreement, by and between Franchise Holdings International, Inc. and Kodiak Capital Group, LLC, dated May 24th, 2016 (filed as an exhibit to the registrant's Form 8-K, filed on May 26, 2016 and incorporated by reference herein).

10.3

Registration Rights Agreement, by and between Franchise Holdings International, Inc. and Kodiak Capital Group, LLC, dated May 24th, 2016 (filed as an exhibit to the registrant's Form 8-K, filed on May 26, 2016 and incorporated by reference herein).

22.1	Subsidiaries- Truxmart, Ltd.

23.1	Consent of HJ & Associates, LLC

23.2	Consent of Haynie & Company

23.3	Consent of Matthew McMurdo, Esq. (included in Exhibit 5.1)

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ITEM 17. UNDERTAKINGS

UNDERTAKINGS

The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that:

46

A. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

B. That for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

"Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

47

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the Vaughan, Ontario, Canada on July 12, 2016.

FRANCHISE HOLDINGS INTERNATIONAL, INC.

By:	/s/ Steven Rossi
Steven Rossi
CEO and President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Steven Rossi	Dated: July 12, 2016
Steven Rossi
President, CEO, Secretary and Chairman

/s/ Steve Raivio	Dated: July 12, 2016
Steve Raivio
COO and Director

/s/ Lorenzo Rossi	Dated: July 12, 2016
Lorenzo Rossi
Director

48